SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Zynga Inc.

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ZYNGA INC.

699 8th Street

San Francisco, CA 94103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 4, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Zynga Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 4, 2013 at 10:00 a.m. local time at the San Francisco Marriott Marquis, located at 55 Fourth Street, San Francisco, California 94103 for the following purposes:

1.	To elect the Board’s nine (9) nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.

To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 8, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Reginald D. Davis

Executive Vice President, General Counsel and Secretary

San Francisco, California

April 25, 2013

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please submit your proxy or voting instructions over the telephone or the internet as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 4, 2013. The proxy statement and Zynga’s Annual Report on Form 10-K for fiscal year 2012 are available electronically at http://www.astproxyportal.com/ast/17382.

ZYNGA INC.

699 8TH STREET

SAN FRANCISCO, CA 94103

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

JUNE 4, 2013

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 25, 2013 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 6, 2013.

How do I attend the annual meeting?

The meeting will be held on Tuesday, June 4, 2013 at 10:00 a.m. local time at the San Francisco Marriott Marquis, located at 55 Fourth Street, San Francisco, CA 94103. Directions to the annual meeting may be found at http://investor.zynga.com/events.cfm. Only stockholders of record at the close of business on April 8, 2013 are entitled to attend the meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e., in street name), you should provide proof of beneficial ownership as of April 8, 2013. You should also be prepared to present photo identification for admittance. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 8, 2013 will be entitled to vote at the annual meeting.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 8, 2013 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 8, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your

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account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you will need to provide proof of beneficial ownership on the record date, such as the notice or voting instruction you received from your broker or other agent to be admitted to the annual meeting. You may also bring your brokerage statement reflecting your ownership of shares as of the close of business on April 8, 2013. Please note that you will not be able to vote your shares at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of nine directors;

•	Advisory approval of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

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Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Time on June 3, 2013 to be counted.

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To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 3, 2013 to be counted.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, each holder of shares of Class A common stock is entitled to one vote for each share of Class A common stock held as of the record date, each holder of shares of Class B common stock is entitled to seven votes for each share of Class B common stock held as of the record date and each holder of shares of Class C common stock is entitled to 70 votes for each share of Class C common stock held as of the record date. The Class A common stock, Class B common stock and Class C common stock are voting as a single class on all matters described in this proxy statement for which your vote is being solicited.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nine nominees for director, “For” the advisory approval of executive compensation and “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

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Your most current proxy card or telephone or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2013, to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy, but will otherwise be considered at the 2014 Annual Meeting of Stockholders so long as it is submitted to our Corporate Secretary no earlier than February 4, 2014 and no later than March 6, 2014. We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our Bylaws were filed with the SEC as an exhibit to Amendment No. 6 to our Registration Statement on Form S-1 (333-175298) filed on November 17, 2011, and can be viewed by visiting our investor relations website at http://investor.zynga.com/sec.cfm. You may also obtain a copy by writing to our Corporate Secretary at Zynga Inc. 699 8th Street, San Francisco, CA 94103.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Ernst & Young LLP as our independent auditors (Proposal 3), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of our directors (Proposal 1), and the vote, on an advisory basis, of the compensation of our named executive officers (Proposal 2).

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) or the advisory vote on compensation of our named executive officers (Proposal 2). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker, bank, or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. However, your broker, bank or other nominee is no longer able to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote in the election of directors, no votes will be cast on your behalf.

Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.

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How many votes are needed to approve each proposal?

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For Proposal 1, the election of directors, the nine nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

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Proposal 2, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of the voting power of the shares either present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, Proposal 3, ratification of the selection of Ernst & Young, LLP as the Company’s independent registered public accounting firm for fiscal December 31, 2013, must receive “For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the shares of Class A, Class B and Class C common stock of the Company (voting together as a single class) entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 607,572,964 shares of Class A Common Stock with one vote per share, 165,632,468 shares of Class B Common Stock with seven votes per share, and 20,517,472 shares of Class C Common Stock with 70 votes per share, outstanding and entitled to vote. Thus, the holders of shares representing an aggregate of 1,601,611,641 votes must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Board of Directors or the holders of a majority of the voting power of the shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our business and affairs are managed under the direction of our Board of Directors (the “Board”), which is currently comprised of nine members. The current members of our Board are Mark Pincus, L. John Doerr, William “Bing” Gordon, Reid Hoffman, Jeffrey Katzenberg, Stanley J. Meresman, Sunil Paul, Ellen Siminoff and Owen Van Natta. John Schappert, our former Chief Operating Officer, resigned from the Board in August 2012. Each of our directors, except for Mr. Doerr, who joined the Board effective April 4, 2013, and Ms. Siminoff, who joined the Board effective July 17, 2012, was elected to be a director for a one-year term at our Annual Meeting of Stockholders held on June 8, 2012. Mr. Doerr was identified as a potential nominee by the Board and, following a review process by the Nominating and Corporate Governance Committee, was recommended to the Board for appointment by the Nominating and Corporate Governance Committee to fill a vacancy on the Board. Ms. Siminoff was initially identified as a potential nominee by a third party search firm engaged by the Company and, following a review process by the Nominating and Corporate Governance Committee, was recommended to the Board for appointment by the Nominating and Corporate Governance Committee. There are no family relationships among any of the directors or executive officers of the Company. For additional information regarding the members of our Board, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1—Election of Directors” in this proxy statement.

Director Independence

As required by the listing requirements and rules of the NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board, through our Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director or director nominee may have with the Company. As a result of its annual review and based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including family relationships, the Board has affirmatively determined that Messrs. Hoffman, Katzenberg, Meresman and Paul and Ms. Siminoff do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, the listing requirements and rules of NASDAQ and any other applicable laws or regulations. In making this determination, the Board, through our Nominating and Corporate Governance Committee, considered the current and prior relationships that each non-employee director and director nominee, or any of his or her family members, has with our company, our senior management and our independent auditors and all other facts and circumstances deemed relevant in determining their independence, including the following transactions and relationships:

•	The relationship between Messrs. Pincus and Paul, who co-founded FreeLoader, Inc., an Internet company that was sold in 1995.

•	The relationship between Ms. Siminoff and her spouse and Mr. Pincus, who co-own a small private airplane, which was not used for Company travel.

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The relationship between Mr. Paul’s venture capital firm, Spring Ventures, LLC, and LinkedIn Corporation, which was founded by Mr. Hoffman. Mr. Hoffman is Chairman and a shareholder, and Mr. Meresman is a director, of LinkedIn Corporation.

•	Any other relationships described under “Transactions with Related Persons—Transactions with Related Parties” later in this proxy statement.

Board Leadership Structure

Mark Pincus, our founder, Chief Executive Officer (“CEO”) and Chief Product Officer, is the Chairman of our Board. We believe that combining the CEO and Board Chairman position helps ensure that our Board and management act with a common purpose. We believe that combining the positions provides a single, clear chain of command to execute our strategic initiatives and business plans and reduces the risk of divided leadership, which could interfere with good decision-making or weaken the Company’s ability to develop and implement strategy. In addition, we believe that a combined CEO and Board Chairman is better positioned to act as a bridge between management and our Board, maintaining the regular flow of information. We also believe that it’s important to have a Board Chairman with an extensive history with and knowledge of the Company (as is the case with the Company’s CEO) as compared to a relatively less informed independent Board Chairman.

Our independent directors have also designated Jeffrey Katzenberg as our lead independent director. The lead independent director chairs and may call formal closed sessions of the independent directors and leads Board meetings in the absence of the Board Chairman. In addition, it is the responsibility of the lead independent director to coordinate between our Board and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of our Board in its oversight responsibilities.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Meetings of The Board of Directors

The Board met 10 times during the last fiscal year. All directors, except Mr. Hoffman, attended at least 75% of the aggregate number of meetings of our Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Hoffman was unable to attend two meetings of the Board and three meetings of the Audit Committee because of travel and schedule conflicts.

Information Regarding Committees of the Board of Directors

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Mergers and Acquisitions Committee. Our Board may establish other committees to facilitate the management of our business. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides current membership and meeting information for 2012 for each of our Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Mergers and Acquisitions
Mark Pincus
L. John Doerr
William “Bing” Gordon (1)
Reid Hoffman I (2)
Jeffrey Katzenberg I L (3)
Stanley J. Meresman I
Sunil Paul I
Ellen Siminoff I (4)
Owen Van Natta

Total Meetings Held in fiscal 2012	16	9	1	0

= Chairman of the Board        = Chair        = Member       I = Independent       L = Lead Independent Director

(1)	Mr. Gordon resigned from the Nominating and Corporate Governance Committee and the Compensation Committee, effective December 12, 2012.
(2)	Mr. Hoffman resigned from the Audit Committee, effective July 17, 2012.
(3)	Mr. Katzenberg was appointed to serve as the chair of the Nominating and Corporate Governance Committee, effective January 23, 2013.
(4)	Ms. Siminoff was appointed to serve on the Audit Committee, effective July 17, 2012, and the Compensation Committee, effective January 23, 2013.

Below is a description of each committee of the Board.

Audit Committee

Our Audit Committee currently consists of Stanley Meresman, Sunil Paul and Ellen Siminoff. Our Board has determined, based on the review and recommendation of the Nominating and Corporate Governance Committee, that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act) and that the chair of our Audit Committee, Mr. Meresman, is an “audit committee financial expert” within the meaning of the SEC regulations. The Board made a qualitative assessment of Mr. Meresman’s level of knowledge and experience based on a number of factors, including his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior experience as chief financial officer of two publicly traded corporations. Reid Hoffman served as a member of our Audit Committee until his resignation from the Audit Committee on July 17, 2012, at which time Ms. Siminoff was appointed to replace Mr. Hoffman.

Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the Nominating and Corporate Governance Committee has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of the Audit Committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;

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reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	considering and approving or disapproving of related person transactions;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

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reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal control over financial reporting;

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considering and adopting policies regarding employment by the Company of individuals employed or formerly employed by the Company’s independent registered public accounting firm and reviewing and determining whether to concur with the Company’s hiring of individuals employed or previously employed by such firm;

•	reviewing the audit plan of our internal audit department and overseeing the performance of the internal audit function;

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establishing procedures for the receipt, retention and treatment of any complaints received by us regarding internal accounting controls, accounting or auditing matters and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	conducting an annual assessment of the performance of the Audit Committee and its members and the adequacy of its charter.

The Audit Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee

Our Compensation Committee consists of Jeffrey Katzenberg, Sunil Paul and Ellen Siminoff. Our Board has determined, based on the review and recommendation of the Nominating and Corporate Governance Committee, that each of Messrs. Katzenberg and Paul and Ms. Siminoff is independent under the NASDAQ listing standards, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The chair of our Compensation Committee is Mr. Katzenberg. William “Bing” Gordon served as a member of our Compensation Committee until his resignation from the Compensation Committee on December 12, 2012. Ms. Siminoff was appointed to the Compensation Committee on January 23, 2013. The functions of this committee include:

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determining the compensation and other terms of employment of our chief executive officer and our other executive officers, and reviewing and approving corporate goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board the compensation of our directors;

•	evaluating, adopting and administering incentive and equity compensation plans and similar programs, as well as modifying or terminating such plans and programs;

•	establishing policies with respect to equity compensation arrangements;

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reviewing the Company’s practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such policies and practices are reasonably likely to have a material adverse effect on the Company;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC;

•	providing recommendations to the full Board on compensation-related proposals to be considered at the Company’s annual meeting;

•	reviewing and considering the results of any advisory vote on executive compensation;

•	selecting, retaining and terminating any independent counsel, compensation and benefits consultants, and other outside advisors or experts; and

•	reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation. As noted above, our Compensation Committee consists of Messrs. Katzenberg and Paul and Ms. Siminoff. None of the members of the Compensation Committee has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Processes and Procedures. Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our Chief People Officer, in consultation with the members of our Compensation Committee and our CEO. From time to time, various members of management and other employees, as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to select and retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Since 2009, Compensia, Inc. (“Compensia”) has been engaged by management to support management and the Compensation Committee in making director and executive compensation decisions. Compensia is a well-known and respected management consulting firm that provides executive compensation advisory services to compensation committees and senior management. The services provided by Compensia, as well as other information regarding our engagement of Compensia, is set forth in the “Executive Compensation—Compensation Discussion and Analysis—Compensation-Setting Process—Role of Compensation Consultant” section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate.

The specific determinations of the Compensation Committee with respect to executive compensation for 2012 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Jeffrey Katzenberg and Stanley Meresman. Our Board has determined that each of Messrs. Katzenberg and Meresman are independent under the NASDAQ listing standards. The chair of our Nominating and Corporate Governance Committee is Mr. Katzenberg. William “Bing” Gordon served as chair of our Nominating and Corporate Governance Committee until his resignation from the Nominating and Corporate Governance Committee on December 12, 2012. The functions of this committee include:

•	reviewing periodically and evaluating director performance of our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics adopted on October 12, 2011 and amended on June 1, 2012 and posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. They should have broad experience and demonstrated excellence in his or her field. In addition, candidates for director should:

•	possess relevant expertise upon which to be able to offer advice and guidance to management and be committed to enhancing stockholder value;

•	have sufficient time to devote to the affairs of the Company and to carry out their duties; and

•	have the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.

Candidates for director are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of our Board and the company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee also determines whether the nominee can be considered independent by the Board for purposes of meeting the NASDAQ listing standards.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of our Board, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Any stockholder recommendations proposed for consideration by the committee should be in writing and delivered to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, Zynga Inc., 699 8th Street, San Francisco, CA 94103. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee aggregates the recommendations and considers them at a regularly scheduled meeting prior to the issuance of the proxy statement for our next annual meeting of stockholders. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at the annual meeting of stockholders must be in writing and received by us no later than 120 calendar days in advance of the first anniversary date of mailing of the corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, including any proposals to be included in that year’s proxy materials. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee consists of Mark Pincus and Owen Van Natta. The chair of our mergers and acquisitions committee is Mr. Pincus. Mr. Schappert served on the mergers and acquisitions committee until his resignation from the Board in August 2012. The functions of this committee include:

•

reviewing, recommending to the full Board and approving, subject to certain limitations, potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures and similar strategic transactions;

•	approving strategic transactions that involve the payment of total consideration of less than $50 million; and

•

approving strategic transactions that involve the payment of total consideration of less than $100 million, if such transaction is also approved by one additional non-employee director who does not serve on the Mergers and Acquisitions Committee.

The Mergers and Acquisitions Committee has adopted a written charter that is available to stockholders on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

Stockholder Communications with the Board of Directors

The Nominating and Corporate Governance Committee has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the independent directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board or any member, group or committee thereof, correspondence should be addressed to the Board or any member, group or committee thereof by name or title. All such correspondence should be sent “c/o Corporate Secretary” at Zynga Inc. 699 8th Street, San Francisco, CA 94103.

All communications received as set forth in the preceding paragraph will be opened and reviewed by the Corporate Secretary or his designees for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary or his designee will forward copies of all correspondence that, in the opinion of the Corporate Secretary or his designee, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Non-Employee Director Compensation

We do not currently provide any cash compensation to our non-employee directors. Historically, as compensation for their services, each of our non-employee directors has been granted options or restricted stock units (“ZSUs”) to purchase shares of our common stock under our equity incentive plans. In January 2012, our Compensation Committee approved, and in March 2012, our Compensation Committee amended, our Non-Employee Directors Compensation Policy, which provides that each of our non-employee directors will be eligible to receive an annual ZSU grant with an aggregate fair market value of $250,000, with the chair of our Audit Committee eligible to receive an additional $50,000 in aggregate fair market value. These awards will be granted on the date of the annual meeting of stockholders and will vest on a quarterly basis over the one year vesting period, provided that the recipient is a director on such date. In July 2012, Ms. Siminoff received a prorated annual grant of 50,036 ZSUs under the Non-Employee Directors Compensation Policy in connection with joining the Board. In August 2012, Mr. Meresman received a grant for 80,000 ZSUs in recognition of his contributions to the Company’s initial and secondary public offerings and oversight over compliance with the Sarbanes-Oxley Act of 2002.

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2012.

Name	Stock Awards ($) (1)		Total ($)
L. John Doerr (2) (3)	—		—
William “Bing” Gordon (3) (4)	—		—
Reid Hoffman	249,998	(5)	249,998
Jeffrey Katzenberg	249,998	(5)	249,998
Stanley J. Meresman	544,795	(6)	544,795
Sunil Paul	249,998	(5)	249,998
Ellen Siminoff	229,165	(7)	229,165
Owen Van Natta (8)	—		—

(1)

Represents the grant date fair value of ZSUs issued to the director. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These amounts do not correspond to the actual value that will be realized by our directors upon the vesting of stock awards or the sale of the common stock underlying such awards.

(2)

Mr. Doerr joined our Board effective April 4, 2013 and therefore received no director compensation in 2012. Mr. Doerr received a pro-rated annual grant of 12,077 ZSUs on April 4, 2013 under the Non-Employee Directors Compensation Policy in connection with joining the Board.

(3)

In June 2011, we issued a warrant to purchase 1,000,000 shares of Class B common stock to Kleiner Perkins Caufield & Byers, LLC, which warrant is subject to quarterly vesting over two years based on consulting services to be provided by representatives of Kleiner Perkins Caufield & Byers, LLC, including Mr. Gordon. The warrant was exercised in June 2011 and the shares transferred to KPCB XIII, LLC. The warrant fully vested in April 2012. Messrs. Doerr and Gordon are partners at Kleiner Perkins Caufield & Byers and have a pecuniary interest in the shares of Class A and Class B common stock held by KPCB XIII, LLC.

(4)	Mr. Gordon did not receive director compensation in fiscal 2012. Mr. Gordon received a pro-rated annual grant of 39,062 ZSUs on February 15, 2013 under the Non-Employee Directors Compensation Policy.
(5)	Represents 41,332 ZSUs granted on June 8, 2012. All of the shares underlying the ZSUs will vest on June 15, 2013, subject to continued service to the issuer.
(6)

Represents 49,586 ZSUs granted on June 8, 2012, with the shares underlying such ZSUs to vest on June 15, 2013, subject to continued service to the issuer, and 80,000 ZSUs granted on August 23, 2012, with 33.3% of the shares underlying such ZSUs to vest on the one year anniversary of the vesting commencement date and an additional 33.3% of the shares underlying such ZSUs to vest on each subsequent anniversary thereafter over the remaining two years, subject to continued service to the issuer.

(7)	Represents 50,036 ZSUs granted on July 17, 2012. All of the shares underlying the ZSUs will vest on June 15, 2013, subject to continued service to the issuer.
(8)	Mr. Van Natta did not receive director compensation in fiscal 2012.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for its non-employee directors. Under these guidelines, each non-employee director should own shares of the Company’s common stock equal in value to $750,000 (three times the annual Board retainer) within five years from the later of his or her election to the Board or January 1, 2012. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership for purposes of this policy. Vested but unexercised stock options will be treated as equivalent to one-half (0.5) share. Shares held in a grantor trust established by the directors for estate planning purposes count toward the guidelines. Shares owned by a partnership, limited liability company or other entity also count toward the guidelines, but only to the extent of the individual’s interest therein (or the interest of his or her immediate family members residing in the same household), provided that the individual has or shares power to vote or dispose of the shares. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in the policy may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants. A copy of this policy is available on our investor relations website at: http://investor.zynga.com/governance.cfm.

Hedging, Short Sale and Pledging Policies

We have adopted a hedging policy, which prohibits our employees and directors from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of our common stock. Our employees and directors are also restricted from engaging in short sales related to our Class A common stock.

We also have adopted additional restrictions on pledging of our common stock. This pledging policy prohibits directors and officers from entering into new transactions after January 29, 2013 (the effective date of the policy) to pledge our common stock as collateral for a loan or to purchase our common stock on margin.

Executive Compensation Recovery Policy

In April 2013, we adopted an executive compensation recovery (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect financial results, the policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to executive officers in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or willful misconduct that caused the restatement, in each case on a “net” after tax basis.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. The full text of our Code of Business Conduct and Ethics is posted on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website identified above.

Corporate Governance Guidelines

We have documented our governance practices by adopting Corporate Governance Guidelines to assure that our Board and the Nominating and Corporate Governance Committee will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of our Board, may be viewed on the corporate governance section of our investor relations website at http://investor.zynga.com/governance.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of our nine current directors is nominated for election this year. Each elected director will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve. It is our policy to encourage directors and nominees for director to attend the annual meeting. Three of the eight directors elected to the Board at the 2012 annual meeting of stockholders were in attendance at that meeting.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the relevant experiences, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement. All of our directors have high-level managerial experience in relatively complex organizations or are accustomed to dealing with complex problems. We believe all of our directors and director nominees are individuals of high character and integrity, are able to work well with others, and have sufficient time to devote to our affairs. The Nominating and Corporate Governance Committee took into account professional and industry knowledge and financial expertise during its evaluation of nominees for director. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on our Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Mark Pincus	47

Mark Pincus founded Zynga and has served as our Chief Executive Officer, Chief Product Officer and Chairman since April 2007. From 2003 to 2007, he served as Chief Executive Officer and Chairman of tribe.net, a company he co-founded and one of the first social networks in the industry. From 1997 to 2000, he served as Chairman of Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company he co-founded, and he served as Chief Executive Officer and President from December 1997 to July 1999. From 1996 to 1997, he served as Chief Executive Officer of FreeLoader, Inc., a web-based news company he co-founded. He holds an M.B.A. from Harvard Business School and a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business.

Mr. Pincus was selected to serve on our Board because he founded the company and because of his unique perspective and experience as our Chief Executive Officer and Chief Product Officer and his extensive experience in the social media and Internet industry.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
L. John Doerr	61

L. John Doerr has served on our Board since April 2013. Mr. Doerr has been a General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1980. Mr. Doerr currently serves on the board of directors of Google, Inc. (NASDAQ: GOOG), a global technology company, and Amyris, Inc. (NASDAQ: AMRS), a synthetic biology company. Mr. Doerr was previously a director of Amazon.com, Inc., an Internet retail company, from 1996 to 2010; Intuit Inc., a provider of business and financial management solutions, from 1990 to 2007; and Move, Inc., a provider of real estate media and technology solutions, from 1998 to 2008. Mr. Doerr earned an M.B.A. from Harvard Business School, and an M.S. in electrical engineering and computer science, and a B.S. in electrical engineering from Rice University.

Mr. Doerr was selected to serve on our Board due to his global business leadership and entrepreneurial experience as a senior executive of a number of technology companies, experience as a venture capitalist investing in and guiding technology companies and experience as a director of several public companies.

William “Bing” Gordon	63

Bing Gordon has served on our Board since July 2008. Mr. Gordon has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, since June 2008. Mr. Gordon co-founded Electronic Arts Inc., a gaming company, and served as its Executive Vice President and Chief Creative Officer from March 1998 to May 2008. Mr. Gordon serves on the boards of Lockerz, Inc., a web-based social commerce company; Klout, Inc., a social media company; Amazon.com, Inc. (NASDAQ: AMZN), an Internet retail company; Zazzle Inc., a web-based custom products company; and Mevio, Inc. He was also a founding director at ngmoco, LLC (acquired by DeNA Co. Ltd. in 2010) and Audible, Inc. (acquired by Amazon.com, Inc. in 2008). Mr. Gordon was awarded the Academy of Interactive Arts & Sciences’ Lifetime Achievement Award in 2011 and held the game industry’s first endowed chair in game design at USC School of Cinematic Arts. He earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Yale University, where he serves on the President’s Council.

Mr. Gordon was selected to serve on our Board due to his leadership and entrepreneurial experience as a senior executive of Electronic Arts, a company he co-founded and through which he gained experience with emerging technologies and consumer-focused product development and marketing issues, as well as his experience as a venture capitalist investing in and guiding technology companies.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Reid Hoffman	45

Reid Hoffman has served on our Board since January 2008. Mr. Hoffman has been a Partner at Greylock Partners, a venture capital firm, since November 2009. He has served as Chairman of the Board of LinkedIn Corporation (NYSE: LNKD), an online professional networking company, since December 2010. From March 2003 to February 2007 and from December 2008 to June 2009, he served as Chief Executive Officer of LinkedIn Corporation. From February 2007 to December 2008, Mr. Hoffman also served as President, Products of LinkedIn Corporation, and he served as its Executive Chair from June 2009 to November 2009. From January 2000 to October 2002, Mr. Hoffman was Executive Vice President of PayPal, Inc., an online payment company. Mr. Hoffman serves on the board of directors for Kiva.org, a microfinance company; DoSomething.org, a non-profit dedicated to teen philanthropic action; Endeavor Global, Inc., a non-profit dedicated to supporting high-impact entrepreneurs; StartUp America Partnership, LLC, a non-profit dedicated to helping American entrepreneurs; Wrapp, a social gifting service; Edmodo, Inc., a private micro-blogging platform built for use by teachers and students for use in the classroom; Shopkick, Inc., a mobile technology that delivers consumers rewards and exclusive deals at national retail partners; and Mozilla Corporation, a software company. Mr. Hoffman holds an M.A. in Philosophy from Oxford University and a B.S. in Symbolic Systems from Stanford University.

Mr. Hoffman was selected to serve on our Board due to his leadership experience as a senior executive and founder of LinkedIn, the world’s largest professional network on the Internet, as well as his extensive experience with a wide variety of social media and technology companies.

Jeffrey Katzenberg	62

Jeffrey Katzenberg has served on our Board since February 2011. Mr. Katzenberg currently serves as Chief Executive Officer and a member of the board of directors of DreamWorks Animation SKG Inc. (NASDAQ: DWA), a computer-generated animation studio and entertainment company. He has held both of these roles since October 2004. Mr. Katzenberg co-founded and was a principal member of DreamWorks L.L.C. (“DreamWorks Studios”) from its founding in October 1994 until its sale to Paramount Studios in January 2006. Prior to founding DreamWorks Studios, Mr. Katzenberg served as chairman of the board of The Walt Disney Studios (NYSE: DIS) from 1984 to 1994. Prior to joining The Walt Disney Studios, Mr. Katzenberg served as the President of Paramount Studios. Mr. Katzenberg is the Chairman of the Board for the Motion Picture & Television Fund Foundation. He also serves on the boards or as a trustee of AIDS Project Los Angeles, American Museum of the Moving Image, Cedars-Sinai Medical Center, California Institute of the Arts, Geffen Playhouse, Michael J. Fox Foundation for Parkinson’s Research, University of Southern California School of Cinematic Arts and the Simon Wiesenthal Center.

With over 30 years of experience in the entertainment industry, Mr. Katzenberg brings an unparalleled level of expertise and knowledge of the entertainment industry. Among the many accomplishments of his lengthy career, he has been responsible for the production of many of the most successful animated films of all time.

Mr. Katzenberg was selected to serve on our Board due to his leadership experience as a senior executive and director of several public companies, as well as his extensive experience in the entertainment industry.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Stanley J. Meresman	66

Stanley Meresman has served on our Board since June 2011. During the last five years, Mr. Meresman has been serving on the boards of directors of various public and private companies, including service as chair of the audit committee for some of these companies. He currently serves as a director of LinkedIn Corporation (NYSE: LNKD) and Meru Networks, Inc. (NASDAQ: MERU), and previously served as a director of Polycom Inc. (NASDAQ: PLCM) from January 1995 to March 2007 and Riverbed Technology, Inc. (NASDAQ: RVBD) from March 2005 to June 2012, each of which is a public company. He also currently serves as a director of two private companies, ModCloth, Inc. and Hytrust, Inc. From January 2004 through December 2004, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor, board member and advisor to several technology companies. He served as the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. from May 1989 to May 1997. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley.

Mr. Meresman was selected to serve on our Board due to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as chief financial officer of two publicly traded corporations. Mr. Meresman qualifies as an “audit committee financial expert” under SEC guidelines. In addition, his current service on other public company boards of directors provides us with important perspectives on corporate governance matters.

Sunil Paul	48

Sunil Paul has served on our Board since November 2011. Mr. Paul has been a Partner at Spring Ventures, a venture capital fund, since founding the firm in January 2007. Mr. Paul has served as Chief Executive Officer of SideCar Technologies, Inc., a ride sharing technology platform, formerly known as Shepherd Intelligent Systems, Inc., since September 2011. Mr. Paul also serves on the advisory board of Cleanweb Worldwide LLC, an organization dedicated to solving global resource constraints through the application of information technology. Mr. Paul was the Chief Executive Officer of Spride, Inc., a car share service company, from early 2010 to 2012. From May 2004 to January 2007, Mr. Paul was an independent investor. From 1997 to 2000, Mr. Paul served as Founding Chief Executive Officer and Chairman of Brightmail, Inc., a software company he co-founded. From 1995 to 1997, Mr. Paul served as Chief Executive Officer, and then President, of FreeLoader, Inc., an Internet technology company he co-founded. Mr. Paul holds a B.E. in Electrical Engineering from Vanderbilt University.

Mr. Paul was selected to serve on our Board due to his extensive experience as an entrepreneur, as well as his experience with Internet and technology companies.

Name	Age	Principal Occupation and Relevant Experiences, Qualifications, Attributes or Skills
Ellen Siminoff	45

Ellen Siminoff has served on our Board since July 2012. Ms. Siminoff is President and CEO of Shmoop University, Inc., an educational publishing company which aims to reduce the friction in learning. From February 2004 to February 2008, Ms. Siminoff served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions, and she served as Chairman of the Board from February 2008 to September 2009. Prior to that, from 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo! Inc. (NASDAQ: YHOO), an Internet company, including as Senior Vice-President of Entertainment and Small Business, Senior Vice President of Corporate Development and Vice President, Business Development and Planning. Ms. Siminoff also serves on the boards of directors of public companies Journal Communications, Inc. (NYSE: JRN), U.S. Auto Parts (NASDAQ: PRTS) and SolarWinds, Inc. (NYSE: SWI), served on the board of Glu Mobile Inc. (NASDAQ: GLUU) from June 2008 through the end of her term in June 2011, and additionally serves on the boards of several private companies, including Mozilla Corporation, a software company. Ms. Siminoff holds an M.B.A. from the Stanford Graduate School of Business and an A.B. degree in Economics from Princeton University.

Ms. Siminoff was selected to serve on our Board due to her breadth of experience in emerging growth and technology companies, experience as a director of several public companies and success in a variety of industries.

Owen Van Natta	43

Owen Van Natta has served as a member of our Board since August 2010. Mr. Van Natta has served as General Partner of Luminor Group LLC (“Luminor”), a consulting company, since 2010. He served as our Executive Vice President and Chief Business Officer from August 2010 to November 2011. From April 2010 to August 2010, Mr. Van Natta served as a consultant to us in connection with his role at Luminor. From April 2009 until February 2010, Mr. Van Natta served as the Chief Executive Officer of Myspace, Inc., an online social media company. From November 2008 until April 2009, he served as Chief Executive Officer of Project Playlist, Inc., an online music sharing company. From May 2007 to February 2008, he was the Chief Revenue Officer at Facebook, Inc., an online social media company. From September 2005 until May 2007, Mr. Van Natta was the Chief Operating Officer at Facebook. Mr. Van Natta holds a B.A. in English from the University of California, Santa Cruz.

Mr. Van Natta was selected to serve on our Board due to his extensive experience in the social media, networking and Internet entertainment industries.

The Board Of Directors Recommends A Vote In Favor Of Each Named Nominee.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the 2012 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. The Compensation Committee recommended, and the full Board adopted, a policy that is consistent with that preference. In accordance with that policy, this year, the Board is again asking the shareholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (who are named in the “Summary Compensation Table” below) as disclosed in this proxy statement in accordance with the SEC’s rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.

Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business and strategic objectives;

•	align the interests of our executive officers and stockholders; and

•	promote teamwork while also recognizing the role each executive officer plays in our success.

As described in detail in the Compensation Discussion and Analysis, we place a strong emphasis on the use of equity awards as a key component of our compensation program. We grant restricted stock units awards and options that reward longer-term stockholder returns, thereby directly linking the most substantial component of our named executive officers’ compensation to the long-term success of our Company. In addition to linking compensation value to stockholder value, these awards generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations. We use a mix of restricted stock units and stock options to balance our equity compensation program between future appreciation and up-front ownership stake, linking both types of awards to continued service with our Company over a period of years, such that our named executive officers are incentivized to remain employed with us, achieve our business and strategic objectives, and focus on long-term stockholder value.

We urge our stockholders to review the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and the related narrative disclosure for more information.

Our Board believes that the information provided above and within the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, our Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on our Board or the company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our Board and, accordingly, our Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since we were founded in 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends A Vote In Favor Of Proposal 3.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2011 and December 31, 2012, by Ernst & Young LLP, the Company’s principal accountant (in thousands).

	Fiscal Year Ended
	2012	2011
	(in thousands)
Audit Fees (1)	$2,490	$2,719
Audit-related Fees (2)	—	84
Tax Compliance Fees (3)	675	1,255
Tax Advisory Fees (4)	2,059	1,375
All Other Fees	—	—

Total Fees	$5,224	$5,433

(1)

Includes the aggregate fees related to the audits of our annual consolidated financial statements and the reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, including our Registration Statement on Form S-1 related to our initial public offering, our secondary public offering, our Registration Statements on Form S-8, and the issuance of comfort letters and consents, and also includes fees related to accounting consultations and statutory audit services for certain of our foreign subsidiaries.

(2)	Includes assurance services related to an assessment of a portion of the controls that support our IT control environment (2011).

(3)	Includes preparation and review of various tax filings.
(4)	Includes advising on international tax structure and various other tax issues.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2012 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors is comprised of three non-employee directors: Stanley Meresman as Chair, Sunil Paul and Ellen Siminoff. The Board has determined that each Audit Committee member is an independent director and meets the requirements and financial literacy standards of the NASDAQ listing standards. The Audit Committee operates under a written charter, which was most recently amended in April 2013. Among its other functions, the Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm (“independent auditors”).

Management has the responsibility of preparing the Company’s financial statements and periodic reports and it is the responsibility of the independent auditors to audit those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with management of the Company and the independent auditors. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which has been superseded by Auditing Standard No. 16 for fiscal years beginning after December 15, 2012. The Audit Committee has also discussed with the independent auditors the overall scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.

The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

The Audit Committee has discussed with the independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the Company’s audited financial statements, representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC.

Submitted by the Audit Committee of the Company’s

Board of Directors

Stanley Meresman (Chair)

Sunil Paul

Ellen Siminoff

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of April 25, 2013 were as follows:

Name	Age	Positions
Mark Pincus	47	Chief Executive Officer, Chief Product Officer and Chairman. Mark Pincus’ biography is set forth under the heading “Proposal 1—Election of Directors—Nominees” above.

Steven Chiang	42

President, Games. Steve Chiang has served as our President, Games since November 2012. Mr. Chiang previously served as our Executive Vice President, Games from October 2011 to November 2012 and as Studio President from March 2010 to October 2011. Before joining the Company, Mr. Chiang served in a variety of positions at Electronic Arts, Inc., a game company (“EA”), from May 1995 to February 2010, most recently as Senior Vice President and Group General Manager for EA Sports, one of EA’s operating labels. Mr. Chiang was a co-founder of Tiburon Entertainment, which was acquired by Electronic Arts in 1998. Mr. Chiang holds a Bachelor’s degree from Columbia University.

Barry Cottle	52

Chief Revenue Officer. Barry Cottle has served as our Chief Revenue Officer since November 2012. Mr. Cottle served as our Executive Vice President of Business and Corporate Development from January 2012 to November 2012. Prior to joining the Company, Mr. Cottle was Executive Vice President at Electronic Arts, a game company, from 2007 to 2012, leading EA Interactive, where he oversaw digital gaming properties including mobile, social and casual online games. Prior to EA, Mr. Cottle held various executive roles, including: Chief Executive Officer of Quickoffice Inc., a provider of mobile office software; Chief Operating Officer and Chief Internet Officer of Palm Computing Inc., a smartphone and personal digital assistant company, where he led the Wireless and Content division. He served as Senior Vice President of Marketing at Disney Televentures and Chief Marketing Officer of Americast for The Walt Disney Company. Mr. Cottle holds an M.B.A. from the Kellogg School of Management at Northwestern University and a Bachelor’s degree from Missouri State University.

Reginald D. Davis	50

Executive Vice President, General Counsel and Secretary. Reginald D. Davis has served as our Executive Vice President since January 2013, General Counsel since May 2009 and as our Secretary since September 2009. Mr. Davis previously served as our Senior Vice President from May 2009 to January 2013. From January 2000 to May 2009, Mr. Davis was employed at Yahoo! Inc. (NASDAQ: YHOO), an Internet company, where he served as Vice President, Network Quality and Search Operations from November 2007 to April 2009 and Associate General Counsel from January 2000 to November 2007. Prior to joining Yahoo!, Mr. Davis spent 10 years as a partner at Hancock Rothert & Bunshoft LLP (now part of Duane Morris LLP). Mr. Davis holds a J.D. from Tulane University Law School and a Bachelor’s degree from Harvard University.

Name	Age	Positions
David Ko	41

Chief Operations Officer. David Ko has served as our Chief Operations Officer since November 2012. Mr. Ko previously served as our Chief Mobile Officer from November 2010 to November 2012. He was responsible for leading the Company’s mobile business globally, and oversaw all strategy, product development, engineering, business development, as well as monetization activities for the business. Beginning in July 2012, Mr. Ko also assumed responsibility for the Company’s With Friends, Casino, Mid-Core and Casual franchises on both web and mobile. Before joining the Company, Mr. Ko served in a variety of positions at Yahoo! Inc. (NASDAQ: YHOO), an Internet company, from April 2000 to October 2010, most recently as Senior Vice President of Audience, Mobile, and Local businesses. Mr. Ko holds a Bachelor’s degree from the Stern School of Business at New York University.

Cadir Lee	41

Executive Vice President and Chief Technology Officer. Cadir Lee has served as our Executive Vice President and Chief Technology Officer since November 2008. From December 1997 to November 2008, Mr. Lee served as Chief Technology Officer of Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company he co-founded. Mr. Lee serves on the Board of NCWIT (National Center for Women & Information Technology). Mr. Lee holds a Bachelor’s degree from Stanford University.

Mark Vranesh	45

Chief Financial Officer and Chief Accounting Officer. Mark Vranesh has served as our Chief Financial Officer since November 2012 and as our Chief Accounting Officer since July 2010. Prior to that Mr. Vranesh served as our Chief Financial Officer from May 2008 to August 2010. From April 2006 to April 2008, Mr. Vranesh served as the Vice President of Finance & Administration and Corporate Controller of Fortinet, Inc. (NASDAQ: FTNT), a computer and network security company. From 2000 to 2004 he served as Vice President Finance & Corporate Controller and from 2004 to 2006 he served as General Manager at Support.com, Inc. (NASDAQ: SPRT), a help desk automation software company. Mr. Vranesh became a Certified Public Accountant in California and holds a Bachelor’s degree from the California Polytechnic State University in San Luis Obispo.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation provided to our “named executive officers” for 2012 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and our 2012 compensation decisions for each of our named executive officers.

Our named executive officers for 2012 who appear in the Summary Compensation Table are:

•	Mark Pincus, our Chief Executive Officer, Chief Product Officer and Chairman of our Board;

•	Steven Chiang, our President, Games;

•	Barry Cottle, our Chief Revenue Officer;

•	David Ko, our Chief Operations Officer;

•	Mark A. Vranesh, our Chief Financial Officer and Chief Accounting Officer;

•	Jeff Karp, our former Chief Marketing and Revenue Officer;

•	John Schappert, our former Chief Operating Officer and a former member of our Board; and

•	David Wehner, our former Chief Financial Officer.

Executive Summary

We have designed our executive compensation program to attract and retain talented and experienced executive officers, to motivate our executive officers to achieve our business and strategic goals and to align the interests of our executive officers with our stockholders. In addition, in any given year, our Compensation Committee looks to promote teamwork among executive officers by considering internal pay equity in setting compensation levels. We try to ensure that a material portion of executive compensation is tied to company performance—including the achievement of strategic business objectives and financial performance.

The highlights of our compensation program for fiscal year 2012 include:

•

We adjusted the base salaries of certain of our named executive officers for 2012 from their respective 2011 base salaries with the goal of achieving parity of base salaries amongst the executive officers, except for Mr. Vranesh, whose salary was increased in October 2012 primarily to provide a strong retention incentive and to compensate Mr. Vranesh in light of his lower level of unvested equity incentive awards compared to other officers. The amount of Mr. Vranesh’s salary increase was also based in part on market information in the Radford Global Technology Survey. Most of our named executive officers did not receive any increase in their base salary in 2012.

•

We did not grant cash bonus awards to executives officers in 2012, except for certain awards based on individual performance in the fourth quarter of 2011 as determined by our Compensation Committee, and awards to Mr. Vranesh in recognition of his performance as part of our Company-wide quarterly bonus program for non-executive employees prior to being named our Chief Financial Officer, as well as negotiated bonus amounts for individual executive officers in connection with their joining us.

•

We continued to focus our long-term incentive program for all of our employees, including our executive officers, in fiscal year 2012 on restricted stock units and stock options. The options have an exercise price equal to 100% of fair market value of our common stock on the date of grant, and stock options and restricted stock units generally vest over a four-year period based on continued service. We strongly believe that equity awards structured in this manner encourage our employees, including our named executive officers, to focus on driving stockholder value over the long term, limit unnecessary risk taking behavior, and provide an effective retention device.

We held our first advisory stockholder vote on executive compensation in 2012. Over 95% of the voting power of shares voted were cast in favor of our say-on-pay proposal. The Compensation Committee considered the result of the stockholder advisory vote an endorsement of its compensation policies, practices and philosophy for our named executive officers. The Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for our named executive officers.

Executive Compensation Philosophy, Objectives and Design

Philosophy. We operate in a new and rapidly evolving industry sector. To succeed in this environment, we must continually refine our strategy, foster the growth of our player base, leverage our scale to increase player engagement, cross-promote our portfolio of games, continually enhance existing games, launch new games and build the Zynga brand and network. To achieve these objectives, we need to attract and retain a highly talented team of game design, engineering, marketing, business development and administrative professionals. We also strive to create incentives for our management team to utilize their strong leadership and management capabilities to achieve our business and strategic objectives. We believe the best way to do this through our compensation structure and practices is to have our executives think like stockholders and maximize long-term stockholder value creation.

Objectives. Our compensation program for our executive team consists of a combination of base salary, cash incentive opportunities, generally in the form of discretionary bonuses, equity awards under our long-term equity incentive compensation plan, employee benefits and potential severance and change of control benefits. Our executive compensation program is designed to achieve the following objectives:

•	Attract and retain talented and experienced executive officers, whose knowledge, skills and performance are critical to our success;

•	motivate these executive officers to achieve our business and strategic objectives;

•	align the interests of our executive officers and stockholders; and

•	promote teamwork while also recognizing the role each executive officer plays in our success.

Design. Historically, our executive compensation program has been heavily weighted towards equity, including restricted stock units (“ZSUs”) and stock options, with cash compensation that generally fell below the 25th percentile of comparable companies. We believe that relying primarily on at-risk equity compensation focused our executive officers on driving the achievement of our strategic and financial goals while conserving cash to reinvest in our strategy and growth. However, as we grew, so did our need to secure executive talent from larger public companies, which typically have higher executive pay levels. Where necessary or appropriate, we have offered significant cash compensation, as well as equity compensation, to secure key executive hires.

We continue to believe that making equity awards the most prominent component of executive compensation aligns the interests of the executive team with the long-term interests of our stockholders. Although our executive compensation structure is weighted towards equity compensation, we also offer cash compensation in the form of (i) base salaries to reward individual contribution, as well as critical skills and technical expertise, and to compensate our employees and executives for their day-to-day responsibilities, and (ii) bonuses to drive excellence and leadership and incentivize achievement of our shorter-term objectives.

Our Compensation Committee has not adopted any formal or informal guidelines in any given year, or with respect to any given new hire package, for apportioning compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may skew more heavily toward either cash or equity, or short-term or long-term compensation, and our Compensation Committee uses its judgment to establish for each named executive officer a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve our compensation philosophy described above. We continue to evaluate our philosophy, objectives and design as circumstances require. We expect to review executive compensation annually. We provide additional information below regarding the executive compensation decisions and practices in 2013 under the section titled “Material Compensation Committee Actions After Fiscal 2012.”

Role of Our Compensation Committee, External Compensation Consultants and Management

Compensation Committee. The Compensation Committee has primary responsibility for reviewing and approving the compensation that may become payable to our executive officers, and provides strategic direction to management to enable management to implement the Compensation Committee’s decisions. As part of its deliberations, the Compensation Committee met in executive session without management present. The Compensation Committee made all relevant decisions for 2012 compensation for our named executive officers.

Compensation Consultant. The Compensation Committee has the authority, under its charter, to select, retain and terminate any relationship with our compensation consultants, at the Company’s expense. Consistent with its practice in prior years, the Compensation Committee decided not to retain a third party compensation consultant to assist it in making compensation decisions for our named executive officers for fiscal year 2012. Instead, since 2009, management has retained Compensia, a national compensation consulting firm, to assist management in reviewing human resources and compensation matters, including executive compensation. Compensia was retained by management due to Compensia’s broad expertise in compensation matters and its knowledge of the Company and its industry from its prior work with the Company. Although Compensia has been retained by management, the Compensation Committee has reviewed and utilized information from Compensia to evaluate industry peer group data.

In March 2013, the Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) Compensia does not provide any other services to our company; (ii) fees from our company paid to Compensia represent less than one percent of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) the absence of any material business or personal relationship of Compensia or the individual compensation advisors employed by the firm with any executive officer of our company; (v) the absence of any material business or personal relationship of the individual compensation advisors employed by Compensia with any member of the Compensation Committee; and (vi) none of the individual compensation advisors employed by Compensia own any stock of our Company. The Compensation Committee determined that the service by Ms. Siminoff on the board of Solar Winds, Inc., also a Compensia client, did not raise a conflict of interest because we do not use the same Compensia compensation advisor as Solar Winds. The Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to management has not created any conflict of interest and the Compensation Committee is satisfied with the independence of Compensia. Going forward, the Compensation Committee intends to assess the independence of any of our compensation advisers by reference to the foregoing factors, consistent with applicable NASDAQ listing standards. The Compensation Committee is aware that Compensia has been retained and directed by management, and does not believe it has impaired Compensia’s ability to provide thoughtful guidance and appropriate company peer data.

In March 2013, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”), an independent third party compensation consulting firm, to assist the Compensation Committee in reviewing the executive compensation program for 2013. The Compensation Committee engaged Pearl Meyer as a second compensation consultant in order to obtain additional information and advice in light of the significant proposed changes to the Company’s executive compensation program. The Compensation Committee analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) Pearl Meyer does not provide any other services to our company; (ii) the fees paid by us to Pearl Meyer represent less than one percent of the firm’s total revenue; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) the absence of any material business or personal relationship of Pearl Meyer or the individual compensation advisors employed by the firm with any executive officer of our company; (v) the absence of any material business or personal relationship of the individual compensation advisors employed by Pearl Meyer with any member of the Compensation Committee; and (vi) none of the individual compensation advisors employed by Pearl Meyer own any stock of our Company. The Compensation Committee determined, based on its analysis of the above factors, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Compensation Committee has not created any conflict of interest and the Compensation Committee is satisfied with the independence of Pearl Meyer. The Compensation Committee may continue to retain its own independent compensation consultant in the future.

Management. In making decisions about our executive compensation program, our Compensation Committee seeks the input of our CEO and Colleen McCreary, our Chief People Officer. Mr. Pincus provides periodic reviews of the performance of each of our executive officers (other than himself) to assist the Compensation Committee in its determination of compensation for such officers. Mr. Pincus and Ms. McCreary recommend to the Compensation Committee the salaries, target bonuses and the equity to be granted to our other executive officers, and it is within the prerogative of the Compensation Committee to approve, modify or reject any recommendations for such compensation to our executive officers. The Compensation Committee discusses and determines appropriate base salaries, bonus compensation targets, and equity compensation for each executive officer.

Compensation-Setting Process

During 2012, the Compensation Committee considered the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•

the experiences and individual knowledge of the members of our Compensation Committee regarding executive compensation, including their experiences as officers and/or directors of public companies and with establishing and reviewing executive compensation packages;

•

individual negotiations with executive officers, particularly in connection with their initial compensation package, as these executive officers have generally been leaving meaningful compensation opportunities at their prior employers in order to work for us;

•	the recommendations of our CEO;

•	corporate and individual performance, as we believe this encourages our executive officers to focus on achieving our business and strategic objectives;

•	the executive’s existing equity award and stock holdings;

•

internal pay equity of the compensation paid to one executive officer as compared to another—that is, that the total compensation paid to each executive officer is designed to provide a certain amount of parity to promote teamwork, while at the same time reflecting the importance of his or her role to the company as compared to the roles of the other executive officers;

•	the potential dilutive effect of new equity awards on our stockholders; and

•

solely as a touchstone and not as a determinative factor, the Compensia survey covering officer compensation that we commissioned in January 2012 (the “2012 Compensia Report”) and the Radford Global Technology Survey.

In addition, in 2012, Compensia provided the following services to support management and the Compensation Committee in making executive compensation decisions:

•	proposed a peer company group composed of public and private companies with comparable revenues;

•	provided cash and equity compensation data for Compensia’s proposed peer group, as well as a peer group proposed by management;

•	reviewed our executive compensation policies and practices, including our long-term compensation and severance program design;

•	reviewed our director compensation program;

•	provided feedback to management regarding management’s proposals to the Compensation Committee for executive compensation; and

•	assisted management in preparing a compensation risk assessment of our broad-based employee compensation practices.

We pay for the costs of Compensia’s work, and management has the ability to direct Compensia’s work. Compensia attends meetings of our Compensation Committee when requested by the Committee. In 2012, Compensia was present at a number of meetings of our Compensation Committee. In 2012, the total cost of the services provided by Compensia did not exceed $60,000.

At the 2012 Annual Meeting of Stockholders, over 95% of the voting power of shares voted were cast in favor of the advisory vote on executive compensation. The Compensation Committee viewed the results of this vote as broad stockholder support for our executive compensation program. Based on this result and our ongoing review of our compensation policies and decisions, we believe that our existing compensation program effectively aligns the interests of our named executive officers with our long-term goals.

Use of Market Compensation Data; Creation of Peer Group. Our pay philosophy has historically focused on having low cash compensation and tying the majority of our employees’ compensation opportunities to equity compensation. When determining new hire pay packages, we have generally focused on the total compensation package it would take to attract key talent away from an existing employer or other opportunities that were available to that individual, and not on benchmark data. In 2011, our business rapidly progressed and we began the processes that ultimately resulted in us becoming a public company. As a result of these changes, we determined that we needed to hire executive officers with experience working for much larger, mature public companies. This shift in focus rendered the compensation practices and levels at companies that were included in private company surveys such as the Radford Global Technology Survey, used solely as a point of reference and validation. In 2012, our Compensation Committee did not use the compensation data obtained from these broad-based surveys as a material, determinative factor in setting compensation, except that Mr. Vranesh’s salary increase was also based in part on market information in the Radford Global Technology Survey.

In January 2012, at the request of management, Compensia prepared the 2012 Compensia Report, which provided an analysis of our compensation packages relative to the compensation paid to the two peer groups of companies described below. However, consistent with historical practice, this data was simply one point of reference in considering whether the base salaries and total compensation packages of our executive officers were reasonable and fair compared with the market practices of a peer group of comparable companies.

In the 2012 Compensia Report, Compensia proposed the set of peer group companies listed below, based on companies that were in the software and internet industry, with revenue of between $500 million and $1.5 billion, and that were either late-stage private companies or comparable public companies. Management also proposed a peer group, reflecting the companies with whom we would be most likely to need to compete with for key executive talent.

Company Name	Compensia Peer List	Company Requested Peer List
Activision Blizzard, Inc.	X	X
Adobe Systems Incorporated	X
Akamai Technologies Inc.	X
Amazon.com, Inc.		X
AOL, Inc.	X
Apple Inc.		X
Autodesk, Inc.	X
Citrix Systems, Inc.	X
Compuware Corporation	X
DreamWorks Animation SKG, Inc.	X	X
Electronic Arts Inc.	X	X
Facebook, Inc.		X
Google Inc.		X
IAC/InterActiveCorp	X
LinkedIn Corporation		X
Lucasfilm Ltd.		X
Microsoft Corporation		X
Monster Worldwide Inc.	X
NetApp, Inc.		X
Netflix, Inc.	X	X
Nintendo of America Inc.		X
Pixar Animation Studios		X
Red Hat, Inc.	X
Rovi Corporation	X
salesforce.com, inc.	X	X
Sony Computer Entertainment America LLC		X
Take-Two Interactive Software, Inc.	X	X
THQ Inc.	X	X
Tibco Software, Inc.	X
VeriSign Inc.	X
Yahoo! Inc.		X

In October 2012, our Board asked Compensia to review and identify a new peer comparative group of companies for reference in assessing our 2013 executive compensation packages. Based on that review, the following companies were identified by Compensia, and approved by our Board, as our peer group for 2013 compensation determinations:

Activision Blizzard, Inc.	Electronic Arts Inc.	Take-Two Interactive Software, Inc.
Akamai Technologies Inc.	Groupon, Inc.	Tibco Software, Inc.
AOL, Inc.	IAC/InterActiveCorp	TripAdvisor, Inc.
Autodesk, Inc.	LinkedIn Corporation	ValueClick, Inc.
Citrix Systems, Inc.	Monster Worldwide Inc.	VeriSign Inc.
Compuware Corporation	Netflix, Inc.
DreamWorks Animation SKG, Inc.	Red Hat, Inc.

Executive Compensation Program Components

Base Salary. We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty with respect to their day-to-day compensation, while having a meaningful portion of their compensation “at risk” in the form of equity awards. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent, but believes that equity compensation should be the primary component of total target compensation as it has a direct correlation to stockholder value.

In determining the 2012 base salary for each of our named executive officers, our Compensation Committee made certain adjustments to 2011 executive base salaries to (i) address our CEO’s recommendations, (ii) address internal pay equity among our executive officers, and (iii) better align compensation to market and competitive practices. In certain cases, however, the base salary of some of our executive officers were established primarily based on individual negotiations with the executive officers when they joined us or in connection with their promotion into a new role and taking on new anticipated responsibilities. Although the Compensation Committee determined that in general each of the named executive officers’ base salaries were substantially less than those of similarly-situated executives at the peer companies identified by Compensia and by management, it determined that this was in line with its goal of weighting compensation to at-risk equity compensation, and focused primarily on achieving parity of base salaries amongst the executive officers, and increased certain of the executive officers’ base salary, as noted below. In March 2012, our Compensation Committee increased the base salary of each of Messrs. Ko and Wehner, our former Chief Financial Officer, from $225,000 to $300,000 to be in line with the base salaries of our other executive officers. In October 2012, we increased Mr. Vranesh’s base salary from $225,000 to $425,000 primarily to provide a strong retention incentive and to compensate Mr. Vranesh in light of his lower level of unvested equity incentive awards compared to those of our executive officers. The amount of Mr. Vranesh’s salary increase was also based in part on market information in the Radford Global Technology Survey. The decisions regarding base salary adjustments for 2012 were consistent with the recommendations of our CEO.

The 2012 base salaries for our named executive officers, along with the percentage increases from 2011 to 2012, are set forth in the table below.

Name	2012 Base Salary (1)	% Increase from Final 2011 Base Salary
Mark Pincus	$300,000	0%
Steven Chiang	$300,000	0%
Barry Cottle (2)	$300,000	N/A
David Ko	$300,000	33%
Mark A. Vranesh	$425,000	89%
Jeff Karp (3)	$300,000	0%
John Schappert (4)	$300,000	0%
David Wehner (5)	$300,000	33%

(1)	Unless otherwise indicated, reflects the annual base salary in effect at December 31, 2012.
(2)	Mr. Cottle joined us in 2012 and, therefore, received no salary in 2011.
(3)	Mr. Karp resigned on September 10, 2012. Reflects Mr. Karp’s annual base salary in effect immediately prior to his resignation.
(4)	Mr. Schappert resigned on August 8, 2012. Reflects Mr. Schappert’s annual base salary in effect immediately prior to his resignation.
(5)	Mr. Wehner resigned on November 13, 2012. Reflects Mr. Wehner’s annual base salary in effect immediately prior to his resignation.

Cash Bonuses. Historically, our employees, including our executive officers, were eligible to earn discretionary performance bonuses based on individual and company performance. The amount of the bonus earned, and the evaluations of individual and corporate performance, were determined in a subjective manner, without specific weightings or a formula. The overall performance of the company, as evaluated by our CEO, Compensation Committee and Board without reference to specific pre-established corporate goals, was the critical factor for determining payouts. Our Board and Compensation Committee felt the amounts of the bonuses earned were appropriate given the lower base salaries of our executive officers relative to executive officers at the peer companies identified by Compensia and by management.

In prior years, our CEO established, in consultation with our Board and Compensation Committee, objectives and key results (“OKRs”) for senior management. The OKRs for our CEO were based on overall corporate performance, and the OKRs of the other named executive officers were based on company performance within their functional unit. No amount of bonus was allocated to a specific OKR. Rather, at the end of each quarter, our CEO reviewed our overall performance and strategic and competitive positioning, as well as each executive officer’s performance, taking into account the OKRs. Our CEO then made recommendations to our Compensation Committee for the amount that should be awarded as a bonus for that quarter for each of the named executive officers, including himself. Our Compensation Committee concurred with our CEO’s bonus recommendations, and these recommendations were approved.

During the first quarter of 2012, our Compensation Committee awarded cash bonuses to certain executives in connection with performance during the fourth quarter of 2011 based on revenue growth, increased mobile presence and the completion of our initial public offering (“IPO”).

In 2012, our Compensation Committee also awarded bonuses to certain executives as required by the terms of their employment offer letters which were established primarily based on individual negotiations with the executive officers when they joined us, including guaranteed bonus amounts set forth in the offer letters for each of Messrs. Chiang, Cottle and Karp. During the remainder of 2012, our Compensation Committee determined not to award additional bonuses to the executives, other than as already required by the terms of their existing employment offer letters, as described below. The primary reason for this was that our Compensation Committee felt that it was paramount that our executive officers were motivated by their equity compensation to increase stockholder value during the remainder of 2012 and beyond. Total 2012 bonus payments were as follows:

•	Mark Pincus. Our CEO did not receive a bonus during 2012, reflecting our Compensation Committee’s belief that his existing compensation was adequate.

•

Steven Chiang. Mr. Chiang’s quarterly bonuses were $50,000 in the first quarter of 2012, $50,000 in the second quarter of 2012 $50,000 in the third quarter of 2012 and $50,000 in the fourth quarter of 2012, in accordance with the terms of his offer letter.

•

Barry Cottle. Mr. Cottle received a sign-on bonus of $2,000,000 in connection with his commencement of employment with us in February 2012 and quarterly bonuses of $250,000 in the third quarter of 2012 and $250,000 in the fourth quarter of 2012, each as set forth in his offer letter.

•	David Ko. Mr. Ko received a bonus of $56,250 in the first quarter of 2012 primarily in recognition of the strong growth of our mobile business in the fourth quarter of 2011.

•

Mark A. Vranesh. Mr. Vranesh received a bonus of $20,000 in the first quarter of 2012, primarily in recognition of our fourth quarter 2011 results and the completion of our IPO, $5,000 in the second quarter of 2012 and $10,000 in the fourth quarter of 2012. Mr. Vranesh received these bonuses in recognition of his performance as part of our Company-wide quarterly bonus program for non-executive employees, prior to being named our Chief Financial Officer.

•

Jeff Karp. Mr. Karp’s quarterly bonuses were $75,000 in the first quarter of 2012, $75,000 in the second quarter of 2012 and $75,000 in the third quarter of 2012, in accordance with the terms of his offer letter.

•	John Schappert. Mr. Schappert received a bonus of $75,000 in the first quarter of 2012 primarily in recognition of our fourth quarter 2011 results and the completion of our IPO.

•	David Wehner. Mr. Wehner did not receive a bonus during 2012, reflecting our Compensation Committee’s belief that his existing compensation was adequate.

Equity Compensation. We have historically used ZSUs and stock options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent in our industry and aligned our executive team’s contributions with the long-term interests of the company and our stockholders. Stock options are granted with an exercise price not less than the fair market value of our common stock on the date of grant, so these options will have value to our executive officers only if the fair market value of our common stock increases after the date of grant and the date of vesting. Typically, stock options granted to our executive officers vest over four years. Prior to our IPO, our ZSUs included both a multi-year (generally over four years) time-based vesting condition and a liquidity event vesting condition (that is, the effectiveness of either a change in control transaction or an initial public offering). We believe that equity should be designed to serve as an effective recruitment and retention tool while also motivating our executive officers to work toward corporate objectives that provide a meaningful return to our stockholders.

In 2012, we continued to grant ZSUs as our primary equity compensation mechanism. In determining the size and material terms of the ZSUs granted in 2012, our Board or our Compensation Committee (as applicable) considered, among other things, individual negotiations with the executive officers at their time of hire (particularly the equity opportunities they were leaving behind at their prior employers), the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our CEO’s recommendations, internal pay equity among our executive officers, notable performance accomplishments, adjustments to duties and the retention implications of existing grants. In particular, our Compensation Committee considered the following:

•

Mark Pincus. Consistent with our CEO’s recommendation, our Compensation Committee determined that our CEO’s existing unvested stock options and vested stock holdings provided the necessary motivation and retention incentive and therefore did not award any equity grants to him in 2012.

•

Steven Chiang. Our Compensation Committee determined that Mr. Chiang’s existing unvested ZSUs provided the necessary motivation and retention incentive and therefore did not award any equity grants to him in 2012.

•	Barry Cottle. Our Compensation Committee granted Mr. Cottle 2,000,000 ZSUs in connection with his commencement of employment with us in accordance with the terms of his offer letter.

•	David Ko. The Compensation Committee granted Mr. Ko 300,000 ZSUs primarily in recognition of the strong growth in our mobile business in the fourth quarter of 2011.

•

Mark A. Vranesh. Our Compensation Committee granted Mr. Vranesh 100,000 ZSUs and 100,000 stock options, primarily to provide additional incentive for Mr. Vranesh going forward in light of the fact that most of Mr. Vranesh’s equity compensation had been granted several years ago and was vested at this time.

•	Jeff Karp. Our Compensation Committee granted Mr. Karp 1,200,000 ZSUs to bring his total compensation in line with other members of our executive team.

•

John Schappert. Our Compensation Committee determined that Mr. Schappert’s existing unvested ZSUs provided the necessary motivation and retention incentive and therefore did not award any equity grants to him in 2012.

•

David Wehner. Our Compensation Committee determined that Mr. Wehner’s existing unvested ZSUs provided the necessary motivation and retention incentive and therefore did not award any equity grants to him in 2012.

Additional Compensation. In addition to his base salary as described above, Mr. Cottle, who was hired in 2012, received $150,338 in housing and travel expense reimbursements in connection with his commute from his home to his principal place of business and reimbursement for certain tax payments that accrued as a result of these reimbursements. These additional compensation items were approved by our Compensation Committee as part of his overall compensation package based on negotiations with Mr. Cottle in connection with his joining us. No other named executive officers received similar compensation in 2012.

Material Compensation Committee Actions After Fiscal 2012

The Company’s 2013 executive compensation program is designed to focus on two primary objectives: first, retaining and motivating our talented and entrepreneurial executive leadership team; and second, aligning our executive pay structure with company performance-based incentives. We believe that by focusing on both retention and performance, the compensation packages align with our strategy to build long-term value for our stockholders.

The Compensation Committee reviews our executives’ compensation on an annual basis. As a result of this review, in March 2013, the Compensation Committee adjusted the compensation packages of the Company’s executive team. The Compensation Committee approved (i) 2013 annual base salaries for certain of the Company’s officers, in each case effective as of January 1, 2013 (except as noted below), (ii) 2013 performance cash bonus award targets for certain of the Company’s officers (except Mr. Pincus), and (iii) effective on April 15, 2013, the grant of performance-based restricted stock unit awards to certain of the Company’s officers (except Mr. Pincus), each in accordance with the terms and conditions of the Company’s 2011 Equity Incentive Plan, form of Performance Cash Bonus Award Agreement, and forms of Restricted Stock Award Agreement and Grant Notice, as applicable.

The compensation packages described below are specifically designed to retain and incentivize the executive team and drive stockholder value. These compensation packages include a cash bonus program and equity program that are contingent on the Company achieving one or more performance conditions related to growing franchise games on mobile and web, expanding the Zynga network and achieving certain adjusted EBITDA levels.

In connection with its review, the Compensation Committee reviewed the market data of the Company’s peers in order to maintain a competitive position in a highly competitive marketplace. Among other things, the Compensation Committee considered target total compensation, base salary and cash bonus, total potential ownership and estimated equity gain value in relation to the Company’s peers. In addition, factors specific to the Company were considered, including the fact that a number of the Company’s executives expanded their roles during the past year taking on additional responsibilities and the fact that several of our executives have been with the Company for several years and are at or near the end of the vesting of their initial equity grants.

The Company, at Mr. Pincus’ request, has reduced his annual salary to $1.00. Mr. Pincus will not participate in the performance cash bonus program for 2013 and will not receive any equity awards.

2013 Salary and Performance-Based Cash Bonus Targets.

In March 2013, the Compensation Committee approved 2013 salaries and performance-based cash bonus targets for our named executive officers as follows:

Name	2013 Annual Base Salary		2013 Target Bonus % (1)
Mark Pincus	$1	(2)	—
Steven Chiang	$500,000		100%
Barry Cottle	$500,000		100%
David Ko	$500,000		100%
Mark Vranesh	$425,000	(3)	100%

(1)	Expressed as a percentage of such named executive officer’s base salary.

(2)	Mr. Pincus’ salary change was effective April 1, 2013.
(3)	Mr. Vranesh’s salary change was effective October 16, 2012.

The amount of the performance-based cash bonus awards payable to each named executive officer (other than Mr. Pincus) is subject to the Company’s achievement of one or more performance conditions related to growing franchise games on mobile and web, developing and expanding the Zynga network and achieving certain adjusted EBITDA levels. In recognition of the at-risk nature of the performance-based cash bonus awards, each named executive officer granted such an award may earn no bonus or up to a maximum of 200% of the target bonus listed in the table above, depending upon the level of achievement of the performance conditions, subject to the Compensation Committee’s discretion to decrease the amount of such performance-based cash bonus award actually payable to the named executive officer.

2013 Performance-Based Equity Compensation.

In March 2013, the Compensation Committee granted performance-based restricted stock unit awards to the named executive officers as follows:

Name	Target Performance ZSU Awards
Mark Pincus	—
Steven Chiang	1,400,000
Barry Cottle	1,050,000
David Ko	1,584,500
Mark Vranesh	970,500

The performance-based ZSUs are subject to both a time-based vesting requirement and vesting based on the achievement of one or more performance conditions related to growing franchises on mobile and web, developing and expanding the Zynga network and achieving certain adjusted EBITDA levels. If certain minimum performance conditions are achieved, then between 0% and a maximum of 200% of the performance-based ZSUs listed in the table above (such percentage based on the level of achievement of the performance conditions and subject to the Compensation Committee’s discretion to decrease the amount of such performance-based ZSU actually issued to the named executive officer) will vest as follows: 25% of such performance-based ZSUs will vest on the later of the date in which the Compensation Committee determines that such minimum performance conditions have been met and the anniversary of the vesting commencement date of the grants, and 6.25% of such performance-based ZSUs will vest quarterly thereafter for three years, subject to the individual’s continued service through each such date.

Post-Employment Compensation

In hiring our executive officers, we recognized that many of our desired candidates were leaving the security of employment with more mature companies where they had existing severance and change of control compensation rights. Accordingly, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions, which required providing some protection in the event of an involuntary termination. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure.

In 2008 and 2009, our Board approved certain executive grants of options and restricted stock units containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. We believe these accelerated vesting provisions reflected then-current market practices, based on the collective knowledge and experiences of our Board members (and without reference to specific peer group data), and allowed us to attract and retain highly qualified executive officers to a new startup venture. These accelerated vesting provisions were designed so that if a change in control opportunity presented itself, our executive officers could focus on closing a transaction that might have been in the best interest of our stockholders even though the transaction might otherwise have resulted in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “—Potential Payments Upon Termination or Change in Control.”

In September 2011, after reflecting on the different treatment upon a termination of employment and a change in control across executives, and given our desire for a team-oriented approach to compensation, our Compensation Committee approved our Change in Control Severance Benefit Plan (the “Change in Control Plan”). Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Plan. Upon a change in control (as defined in our 2011 Equity Incentive Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant. The Change in Control Plan is designed to provide an internally consistent and equitable standard of accelerated vesting benefits, triggers and conditions for our more senior level employees. We believe that a pre-existing plan like the Change in Control Plan will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.

The terms and conditions of employment for each of our named executive officers are set forth in written letter agreements. For a summary of the material terms and conditions of these letters, see “—Offer Letter Agreements” below. For a summary of the material terms and conditions of the severance and change in control arrangements in effect as of December 31, 2012, see “—Potential Payments Upon Termination or Change in Control.”

Employee Benefits

We provide standard health, dental, vision, life and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the amount that a public company may deduct from federal income taxes for remuneration paid to executive officers (other than the chief financial officer) to $1 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by executive officers upon the exercise of qualifying compensatory stock options and the vesting of ZSUs. Prior to 2013, the bonuses granted to our executives officers as discretionary bonuses or sign-on bonuses have not been exempt from the Section 162(m) deduction limit. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the company and our stockholders. In 2013, our Compensation Committee reviewed the deductibility of compensation under Section 162(m) and determined to provide performance-based executive bonuses that would qualify as “performance-based compensation” under Section 162(m). See the section titled “Material Compensation Committee Actions After Fiscal 2012.”

Taxation of “Parachute” Payments and Deferred Compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2012, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Accounting Treatment. The accounting impact of our compensation programs is one of many factors that are considered in determining the size and structure of our programs, so that we can ensure that our compensation programs are reasonable and in the best interests of our stockholders.

Stock Ownership Guidelines

We believe that in order to align the interests of our executive officers with those of our stockholders, executive officers should have a financial stake in Zynga. Our Executive Officer and Non-Employee Director Stock Ownership Guidelines provide that the CEO should own our common stock with a value of at least six times his base salary, and that each of our executive officers should own our common stock with a value of at least three times such employee’s base salary. Unvested restricted stock or restricted stock units and unvested stock options will not be considered when determining an individual’s stock ownership for purposes of this policy. Vested but unexercised stock options will be treated as equivalent to one-half (0.5) share. The employees covered by the policy are expected to be in compliance with the ownership levels above within five years of their date of hire or promotion, or if later, January 1, 2017. Failure to meet or show sustained progress toward meeting the ownership requirements set forth in the policy may result in a reduction in future long term incentive grants and/or the requirement to retain all stock obtained through the vesting or exercise of equity grants.

Compensation Recovery Policies

In April 2013, we adopted an executive compensation recovery (“clawback”) policy for incentive awards paid to executive officers. In the event of a restatement of incorrect financial results, the policy permits the Board, if it determines appropriate in the circumstances and subject to applicable laws, to seek recovery of the incremental portion of the incentive awards paid or awarded to executive officers in excess of the awards that would have been paid or awarded based on the restated financial results and the executive officer engaged in fraud or willful misconduct that caused the restatement, in each case on a “net” after tax basis.

In addition, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act once final regulations on the subject have been adopted.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation Committee of the Company’s Board of Directors

Jeffrey Katzenberg (Chair)

Sunil Paul

Ellen Siminoff

Compensation Risk Assessment

With the oversight of our Compensation Committee, management worked with Compensia in 2013 to perform an assessment of our compensation programs and policies as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The assessment focused on policies and practices relating to the components of our compensation programs and arrangements, incentive-based equity and cash compensation features, potential concerns regarding risk-taking behavior and specific risk mitigation features. Management’s assessment was presented to and discussed with our Compensation Committee. Our Compensation Committee considered the findings of the assessment conducted as described above and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

•

our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on a quarterly or an annual basis, our equity awards generally vest over four years, which we believe encourages our employees to focus on our long-term performance;

•	we have internal controls over our financial accounting and reporting;

•	we have a strong use of equity compensation, ensuring that our compensation program does not over emphasize short-term performance at the expense of long-term value creation;

•

our Compensation Committee provides independent oversight of our executive compensation program and conducts and annual review of target compensation levels and reviews the alignment of compensation with performance;

•	our equity compensation guidelines are based on market levels;

•	we adopted stock ownership guidelines for our executive officers and directors;

•

we have a recoupment (“clawback”) policy that authorizes our Board, if it determines appropriate in the circumstances and subject to applicable laws, to recoup a portion of past incentive compensation paid to executive officers in the event of a restatement of the Company’s financial results; and

•	we prohibit all hedging transactions involving our common stock, which prevents our employees and directors from insulating themselves from the effects of our stock price performance.

Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to our Chief Executive Officer, our current Chief Financial Officer appointed in November 2012, our former Chief Financial Officer who resigned in November 2012, our other three most highly compensated executive officers during 2012 who were serving as executive officers as of December 31, 2012 and two other former executive officers. We refer to these individuals in this proxy statement as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Mark Pincus	2012	300,000	—	—	—	810	300,810
Chief Executive Officer, Chief Product Officer and Chairman	2011	300,000	3,750	—	—	1,374,764	1,678,514

Steven Chiang	2012	300,000	200,000	—	—	540	500,540
President, Games

Barry Cottle (4)	2012	290,962	2,500,000	27,780,000	—	151,580	30,722,542
Chief Revenue Officer

David Ko	2012	285,817	56,250	4,167,000	—	550	4,509,617
Chief Operations Officer

Mark Vranesh	2012	246,876	35,000	1,389,000	158,031	694	1,829,600
Chief Financial Officer and Chief Accounting Officer

Jeff Karp (5)	2012	293,269	231,522	16,668,000	—	641	17,193,432
Former Chief Marketing and Revenue Officer	2011	130,769	1,150,000	17,200,000	—	371	18,481,140

John Schappert (6)	2012	193,269	1,325,000	—	—	360	1,518,629
Former Chief Operating Officer	2011	200,000	10,075,000	32,242,114	—	243,869	42,760,983

David Wehner (7)	2012	246,202	—	—	—	528	246,729
Former Chief Financial Officer	2011	225,000	370,313	6,980,000	—	480	7,575,793

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 11, “Stockholders’ Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

(2)

In accordance with SEC rules, this column represents the grant date fair value of stock options, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For additional information on the valuation assumptions, see Notes to Consolidated Financial Statements at Note 9, “Stockholders’ Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock options, the exercise of stock options, or the sale of the common stock underlying such stock options.

(3)	Includes payments for life insurance premiums for each named executive officer.
(4)

Mr. Cottle joined us in January 2012. In connection with Mr. Cottle’s commencement of employment, he was paid a $2,000,000 sign-on bonus and a guaranteed quarterly bonus of $250,000 per quarter during the first four full quarters after his start date. He was also initially granted an award of 2,000,000 ZSUs. Mr. Cottle also received $55,418 in housing and $24,742 in travel expense reimbursements in connection with his commute from his home to his principal place of business, and reimbursement of $70,178 for certain tax payments that accrued as a result of these reimbursements.

(5)

Mr. Karp resigned on September 10, 2012 and entered into a transition and separation agreement. Under the agreement, Mr. Karp continued to be employed by the company, in a non-officer capacity, and provided transition services through September 22, 2012, during which time he continued to receive his regular salary and remained eligible for our standard benefits available generally to other employees. Mr. Karp received as severance three months of his base salary and an amount in cash equal to three months of premium payments to extend his health insurance under COBRA. Mr. Karp also received reimbursement for certain tax payments that accrued as a result of the payment to cover his premium payments. He also received accelerated vesting of 100,000 unvested ZSUs.

(6)

Mr. Schappert resigned on August 8, 2012. In accordance with the terms of his offer letter, he received an amount equal to his annual base salary through March 15, 2013 and vested as to the portion of the Zynga cash unit awards that would have vested from the date of separation through March 15, 2013. Such amounts were disbursed to Mr. Schappert in 2013 and are therefore not included in the table above.

(7)	Mr. Wehner resigned on November 13, 2012.

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to the named executive officers during the year ended December 31, 2012. The equity awards granted during the year ended December 31, 2012 identified in the table below are also reported in “Outstanding Equity Awards as of December 31, 2012.” For additional information regarding incentive plan awards, see the section titled “Executive Compensation—Employee Benefits and Stock Plans.”

Name	Grant Date	Stock Awards: Number of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Mark Pincus	—	—	—	—	—
Steven Chiang	—	—	—	—	—
Barry Cottle	3/9/2012	2,000,000	—	—	27,780,000
David Ko	3/9/2012	300,000	—	—	4,167,000
Mark Vranesh	3/9/2012	100,000	—	—	1,389,000
	8/31/2012	—	100,000	2.80	158,031
Jeff Karp	3/9/2012	1,200,000	—	—	16,668,000
John Schappert	—	—	—	—	—
David Wehner	—	—	—	—	—

(1)

In accordance with SEC rules, this column reflects the grant date fair value of ZSUs, calculated in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of the valuation of these awards, see Notes to Consolidated Financial Statements at Note 9, “Stockholders Equity” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.

Outstanding Equity Awards as of December 31, 2012

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mark Pincus	800,000		—		0.12815	11/19/2018	—		—
	6,400,000		—		0.17065	4/30/2019	—		—

Steven Chiang	—		—		—	—	800,000	(2)	1,888,000
	—		—		—	—	1,000,000	(3)	2,360,000

Barry Cottle	—		—		—	—	2,000,000	(4)	4,720,000

David Ko	—		—		—	—	1,250,000	(5)	2,950,000
	—		—		—	—	125,000	(6)	295,000
	—		—		—	—	300,000	(7)	708,000

Mark Vranesh	80,000	(8)	—		0.17065	4/8/2019	—		—
	—		100,000	(9)	2.80	8/31/2022	—		—
	—		—		—	—	75,000	(10)	177,000
	—		—		—	—	100,000	(11)	236,000

Jeff Karp	—		—		—	—	—		—

John Schappert	—		—		—	—	—		—

David Wehner	—		—		—	—	—		—

(1)

Represents the market value of the shares underlying the ZSUs as of December 31, 2012, based on the closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $2.36 per share on December 31, 2012. This value assumes that the fair market value of the Class B common stock underlying the ZSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)	Vests 100% on March 15, 2015, subject to continued service on the applicable vesting date.
(3)

Vests 25% after one year, beginning March 15, 2010, then the remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service on the applicable vesting date.

(4)

Vests 25% after one year, beginning January 15, 2012, then the remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service on the applicable vesting date.

(5)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs on November 1, 2011. The remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service on each applicable vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(6)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs on May 20, 2012. The remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service on each applicable vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(7)

Vests 25% after one year, beginning March 15, 2012, then the remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service on the applicable vesting date.

(8)	Vests 25% after one year, beginning April 8, 2009, then 1/48th monthly thereafter, subject to continued

service on each applicable vesting date. Of the 80,000 shares underlying unexercised options, 40,000 were early exercised and remain subject to a right of repurchase by us.
(9)	Vests 25% after one year, beginning August 16, 2012, then 1/48th monthly thereafter, subject to continued service on the applicable vesting date.
(10)

The service-based vesting condition was satisfied as to 1/4th of the total shares underlying the ZSUs on April 15, 2011 and, as to the remaining shares, in equal quarterly installments over the following 3 years, subject to continued service to us through each vesting date. Upon the closing of our initial public offering, the liquidity based vesting condition was satisfied as to the ZSUs.

(11)

Vests 25% after one year, beginning March 15, 2012, then the remaining shares vest in equal quarterly installments over the following 3 years, subject to continued service on the applicable vesting date.

Stock Option Exercises and Stock Vested During 2012

The following table shows information regarding options that were exercised and ZSUs that vested with respect to our named executive officers during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1) (2)
Mark Pincus	—	—	—	—
Steven Chiang	—	—	800,000	4,868,000
Barry Cottle	—	—	—	—
David Ko	—	—	700,000	4,189,125
Mark Vranesh	—	—	50,000	350,500
Jeff Karp	—	—	350,000	1,579,500
John Schappert	—	—	716,332	9,355,296
David Wehner	—	—	812,500	6,026,719

(1)

These values assume that the fair market value of the Class B common stock underlying the ZSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis.

(2)	In the case of stock awards, the value realized equals the fair market value of the Class A common stock underlying the ZSU’s on the vesting date, multiplied by the number of units that vested.

Pension Benefits

We do not have any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The following table sets forth quantitative estimates of the benefits that our named executive officers would receive in the event of his termination and/or upon a change in control, assuming the event took place on December 31, 2012, the last business day of our most recently completed fiscal year, except for Messrs. Karp, Schappert and Wehner, all of whom were no longer with the company at the end of the most recently completed fiscal year.

	Voluntary Termination for Good Reason or Involuntary Termination without Cause after a Change in Control						Voluntary Termination for Good Reason or Involuntary Termination without Cause other than after a Change in Control						Equity Acceleration upon Change in Control (Employment Continues) (2)
Name and Principal Position	Salary Continuation		Bonus Continuation	Continued Benefits		Equity Acceleration (1)	Salary Continuation		Bonus Continuation	Continued Benefits		Equity Acceleration
Mark Pincus	—		—	—		1,167,653	—		—	—		—	1,167,653
Steven Chiang	300,000	(3)	—	18,921	(4)	3,304,000	300,000	(3)	—	18,921	(4)	—	2,360,000
Barry Cottle	—		—	—		236,000	—		—	—		—	1,180,000
David Ko	—		—	—		2,802,500	—		—	—		—	1,032,500
Mark Vranesh	—		—	—		382,574	—		—	—		—	264,574
Jeff Karp (5)	—		—	—		—	—		—	—		—	—
John Schappert (6)	—		—	—		—	—		—	—		—	—
David Wehner (7)	—		—	—		—	—		—	—		—	—

(1)

Unless otherwise noted, represents acceleration of 50% of the total number of shares underlying stock options or restricted stock units subject to acceleration for each participant in our Change in Control Plan as of December 31, 2012.

(2)

Unless otherwise noted, represents acceleration of 25% of the total number of shares underlying stock options or restricted stock units subject to acceleration for each participant in our Change in Control Plan as of December 31, 2012.

(3)	Represents 12 months of Mr. Chiang’s base salary as of December 31, 2012, payable in a lump sum amount following an involuntary termination without cause.
(4)

Represents the full amount of premiums for continued coverage under our group health plans for Mr. Chiang and his eligible dependents for 12 months following an involuntary termination without cause, provided he timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and reimbursement for certain tax payments that accrued as a result of these benefits.

(5)

Mr. Karp voluntarily terminated his employment effective September 22, 2012. Actual payments to Mr. Karp upon his termination were: (i) $75,000 in salary continuation, representing three months of Mr. Karp’s base salary as of September 22, 2012, (ii) $6,522 in continued benefits, representing the full amount of premiums for continued coverage under our group health plans for Mr. Karp and his eligible dependents for three months and reimbursement for certain tax payments that accrued as a result of these benefits, and (iii) $236,000 in equity acceleration, representing accelerated vesting of 100,000 unvested ZSUs.

(6)

Mr. Schappert voluntarily terminated his employment effective August 8, 2012. Actual payments to Mr. Schappert upon his termination were: (i) $300,000 in salary continuation, representing 12 months of Mr. Schappert’s base salary as of August 8, 2012 and (ii) $3,750,000 in bonus continuation, representing the acceleration of Mr. Schappert’s ZCU award through March 15, 2013.

(7)	Mr. Wehner voluntarily terminated his employment effective November 13, 2012 and did not receive any severance benefits.

Offer Letter Agreements

We have entered into offer letters with each of our named executive officers:

Mark Pincus

We entered into an amended and restated offer letter agreement with our CEO, dated November 16, 2011. The offer letter has no specific term and constitutes at-will employment. Our CEO’s annual base salary as of December 31, 2012 was $300,000. Our CEO has no rights to severance other than as an eligible participant in our Change in Control Severance Benefit Plan.

Steven Chiang

We entered into an amended and restated offer letter agreement with Steven Chiang, our President, Games, on October 24, 2011. The offer letter has no specific term and constitutes at-will employment. Mr. Chiang’s annual base salary as of December 31, 2012 was $300,000. Mr. Chiang is entitled to a guaranteed quarterly bonus of at least $100,000 for the first two years of his employment with us, beginning on April 1, 2010 and ending on March 31, 2012. Thereafter, Mr. Chiang is eligible to earn a discretionary bonus under our annual performance bonus program, with the target amount of the bonus for target levels of performance equal to 100% of his then-current salary. In connection with Mr. Chiang’s commencement of employment, he was also initially granted Restricted Stock Unit Awards for 3,200,000 restricted stock units on April 15, 2010, and 800,000 restricted stock units in connection with his amended and restated offer letter.

In the event of a termination without cause, Mr. Chang is also entitled to 12 months of salary continuation, COBRA payments for him and his dependents for 12 months and six months vesting acceleration. Mr. Chiang is an eligible participant in our Change in Control Severance Benefit Plan.

Barry Cottle

We entered into an offer letter agreement with Barry Cottle, our Chief Revenue Officer, on January 5, 2012. The offer letter has no specific term and constitutes at-will employment. Mr. Cottle’s annual base salary as of December 31, 2012 was $300,000. In connection with Mr. Cottle’s commencement of employment, he was given a $2,000,000 sign-on bonus and a guaranteed quarterly bonus of $250,000 per quarter during the first four full quarters after his start date. He was also initially granted an award of 2,000,000 ZSUs. Mr. Cottle is an eligible participant in our Change in Control Severance Benefit Plan.

David Ko

We entered into an offer letter agreement with David Ko, our Chief Operations Officer, on September 21, 2010. The offer letter has no specific term and constitutes at-will employment. Mr. Ko’s annual base salary as of December 31, 2012 was $300,000. In connection with Mr. Ko’s commencement of employment, he was also initially granted an award of 2,500,000 ZSUs. Mr. Ko is an eligible participant in our Change in Control Severance Benefit Plan.

Mark Vranesh

We entered into an amended and restated offer letter agreement with Mark Vranesh, our Chief Financial Officer and Chief Accounting Officer, on October 19, 2011. The offer letter has no specific term and constitutes at-will employment. Mr. Vranesh’s annual base salary as of December 31, 2012 was $425,000. In connection with Mr. Vranesh’s commencement of employment, he was also initially granted an award of 2,080,000 stock options. Mr. Vranesh is an eligible participant in our Change in Control Severance Benefit Plan.

Jeff Karp

We entered into an amended and restated offer letter agreement with Jeff Karp, our former Chief Marketing and Revenue Officer, on October 21, 2011. The offer letter had no specific term and constituted at-will employment. Mr. Karp’s annual base salary as of his date of termination was $300,000. He was entitled to a guaranteed bonus equal to 100% of his then current salary for the first two years of employment (ending with the quarter ended June 30, 2013). In connection with Mr. Karp’s commencement of employment, he was initially granted 1,000,000 ZSUs and received a signing bonus of $1,000,000. The offer letter provided that, in the event Mr. Karp was terminated without cause (and other than as a result of death or disability), we will continue his base salary for six months, pay any remaining guaranteed bonus, and pay the premiums for continued health benefits for up to six months, subject to signing a release of claims. Mr. Karp was also an eligible participant in our Change in Control Severance Benefit Plan.

On September 10, 2012, Mr. Karp, resigned from his position as an officer of the company and entered into a transition and separation agreement. Under the agreement, Mr. Karp continued to be employed by the company, in a non-officer capacity, and provided transition services through September 22, 2012, during which time he continued to receive his regular salary and remained eligible for our standard benefits available generally to other employees. Mr. Karp received as severance three months of his base salary and an amount in cash equal to three months of premium payments to extend his health insurance under COBRA. He also received accelerated vesting of 100,000 unvested ZSUs. In connection with his resignation, Mr. Karp agreed to a standard general release of claims.

John Schappert

We entered into an amended and restated offer letter agreement with John Schappert, our former Chief Operating Officer, on July 22, 2011. The offer letter had no specific term and constituted at-will employment. Mr. Schappert’s annual base salary as of his date of separation was $300,000. In connection with Mr. Schappert’s commencement of employment, he was initially granted two ZSUs, one for 1,432,665 shares of our Class B common stock and the other for 716,332 shares of our Class B common stock and received a signing bonus of $10,000,000. Mr. Schappert was also granted Zynga cash unit award (“ZCUs”), enabling him to vest in $10,000,000 in eight equal installments beginning June 15, 2012 and every three months thereafter through March 15, 2014, subject to his continued employment. The offer letter provided that, in the event Mr. Schappert was terminated without cause (and other than as a result of death or disability), or he terminated his employment for any reason, he would receive an amount equal to his annual base salary. In addition, if Mr. Schappert was terminated without cause (and other than as a result of death or disability) prior to March 15, 2013, or he terminated his employment for any reason after March 15, 2012, but prior to March 15, 2013, the portion of the ZCUs that would have vested from the date of separation through March 15, 2013 would immediately vest. Mr. Schappert was also an eligible participant in our Change in Control Severance Benefit Plan.

David Wehner

We entered into an amended and restated offer letter agreement with David Wehner, our former Chief Financial Officer, dated October 25, 2011. The offer letter had no specific term and constituted at-will employment. Mr. Wehner’s annual base salary as of his date of separation was $300,000. In connection with Mr. Wehner’s commencement of employment, he was initially granted 2,500,000 ZSUs. The offer letter provided that, in the event Mr. Wehner was terminated without cause (and other than a result of death or disability), we would continue his base salary for six months, pay the premiums for continued health benefits for up to six months and accelerate the time-based vesting on 25% of his then-unvested equity awards, subject to signing a release of claims. Mr. Wehner was also an eligible participant in our Change in Control Severance Benefit Plan.

Employee Benefit and Stock Plans

2011 Equity Incentive Plan

Our Board approved our 2011 Equity Incentive Plan (the “2011 Plan”) in October 2011 and our stockholders approved our 2011 Plan in November 2011. Our 2011 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and any of our subsidiary corporations’ employees, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, ZSUs, performance-based stock awards, and other forms of equity compensation to our employees, directors and consultants. Additionally, our 2011 Plan provides for the grant of performance cash awards to our employees, directors and consultants.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2011 Plan as of March 31, 2013 was 89,309,808 shares, plus, subject to certain limitations, any shares subject to stock options, ZSUs or other stock awards granted under our 2007 Plan that expire or otherwise terminate without having been exercised in full and shares issued or issuable pursuant to stock awards granted under our 2007 Plan that are forfeited to, tendered to pay taxes or the exercise price, or repurchased by us. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2011 Plan will automatically increase on January 1 of each year, beginning on January 1, 2012 and continuing through and including January 1, 2021, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares as determined by our Board.

Corporate Transactions. Our 2011 Plan provides that in the event of certain specified significant corporate transactions, as defined under our 2011 Plan, each outstanding award will be treated as the administrator determines. The administrator may (i) arrange for the assumption, continuation or substitution of a stock award by a successor corporation; (ii) arrange for the assignment of any reacquisition or repurchase rights held by us to a successor corporation; (iii) accelerate the vesting of the stock award and provide for its termination prior to the transaction and arrange for the lapse of any reacquisition or repurchase rights held by us; or (iv) cancel the stock award prior to the transaction in exchange for a cash payment, if any, determined by our Board. The plan administrator is not obligated to treat all stock awards or portions of stock awards, even those that are of the same type, in the same manner.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us, that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. In the absence of such a provision, no such acceleration of the stock award will occur.

2011 Employee Stock Purchase Plan

Our Board approved our 2011 Employee Stock Purchase Plan (the “2011 ESPP”) in September 2011 and our stockholders approved our 2011 ESPP in November 2011. Employees, including executive officers, of ours or any of our designated affiliates may have to satisfy one or more of the following service requirements before participating in our 2011 ESPP, as determined by the administrator: (i) customary employment with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year, or (ii) continuous employment with us or one of our affiliates for a minimum period of time, of less than two years, prior to the first date of an offering. An employee may not be granted rights to purchase stock under our 2011 ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our common stock, or (ii) holds rights to purchase stock under our 2011 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year that the rights remain outstanding.

Authorized Shares. The maximum number of shares of our Class A common stock that may be issued under our 2011 ESPP as of March 31, 2013 was 35,486,987 shares. Additionally, the number of shares of our Class A common stock reserved for issuance under our 2011 ESPP will automatically increase on January 1 of each year, beginning on January 1, 2012 and continuing through and including January 1, 2021, by the lesser of (i) 2% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 25,000,000 shares of our Class A common stock, or (iii) such lesser number of shares of Class A common stock as determined by our Board. Shares subject to purchase rights granted under our 2011 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2011 ESPP.

Corporate Transactions. In the event of certain specified significant corporate transactions, such as our merger or change in control, a successor corporation may assume, continue or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. The participants’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter.

Executive Change in Control Severance Benefit Plan

Our Compensation Committee approved our Change in Control Severance Benefit Plan (the “Change in Control Plan”). Each of our employees at the level of vice president or above, including our executive officers, is eligible to participate in the Change in Control Plan. Upon a change in control (as defined in our 2011 Plan), each then-current participant (including a participant who, within 30 days before a change in control, suffers an involuntary termination without cause or a resignation for good reason) will receive, in exchange for a release of claims, accelerated vesting of 25% of the total number of shares subject to each equity award held by such participant. Additionally, for participants who are at the level of senior vice president or above, including our executive officers, if such participant suffers an involuntary termination without cause or a resignation for good reason within 30 days before or 18 months following a change in control, he or she will receive, in exchange for a release of claims, accelerated vesting of an additional 25% of the total number of shares subject to each equity award held by such participant. These benefits are subject to a “best after tax” provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Code Sections 280G and 4999. If a participant has other accelerated vesting benefits in another agreement with the company, he or she will not receive double benefits.

2007 Equity Incentive Plan, as amended

Our Board adopted, and our stockholders approved, our 2007 Equity Incentive Plan (the “2007 Plan”) in November 2007. Our 2007 Plan was amended most recently in March 2011. As of the date of our initial public offering in December 2011, no further stock awards could be granted under our 2007 Plan. All outstanding stock awards granted under the 2007 Plan continue to be governed by their existing terms.

Authorized Shares. As of March 31, 2013, 165,818,050 shares of Class B common stock have been issued, and remain unconverted, upon the exercise of options or pursuant to stock awards granted under our 2007 Plan. Options to purchase 46,278,846 shares of Class B common stock were outstanding, restricted stock units covering 24,782,420 shares of Class B common stock were outstanding, and no shares remained available for future grant under our 2007 Plan as of March 31, 2013.

Corporate Transactions. In the event that there is a significant corporate transaction, such as a dissolution or liquidation of our company, or a merger or a change in control, the successor corporation may assume, convert, replace or substitute equivalent stock awards for the outstanding stock awards granted under our 2007 Plan and may issue substantially similar shares or other property in place of shares of our Class B common stock outstanding under our 2007 Plan, subject to repurchase rights and provisions no less favorable to the participant than those that applied to the shares immediately prior to the transaction. If the successor elects not to assume, convert, replace or substitute stock awards in connection with a corporate transaction, the stock awards will expire upon consummation of the corporate transaction on the conditions determined by the administrator.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2012, including our 2007 Plan, our 2011 Plan and our 2011 ESPP. No warrants are outstanding under any of the foregoing plans. We refer to these plans and grants collectively as our Equity Compensation Plans. All of our Equity Compensation Plans that were in effect as of December 31, 2012 were adopted with the approval of the Company’s security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	137,467,452	(2)	$1.52	82,785,616	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	137,467,452	(2)	$1.52	82,785,616	(3)

(1)

The calculation of the weighted-average exercise price of the outstanding options and rights excludes 56,648,644 shares of common stock included in column (a) that are issuable upon the vesting of then-outstanding ZSUs because ZSUs have no exercise price.

(2)

Stock awards issued under our 2007 Plan will be settled in shares of Class B common stock. Stock awards issued under our 2011 Plan and shares purchased pursuant to our 2011 ESPP will be settled in shares Class A common stock. The Class B common stock is convertible into shares of Class A common stock at any time at the option of the holder on a 1-for-1 basis. As of December 31, 2012, no stock awards or purchase rights under the 2011 Plan or 2011 ESPP, respectively, had been granted.

(3)

Includes 61,580,360 and 21,205,256 shares of Class A common stock available for issuance under the 2011 Plan and the 2011 ESPP, respectively. There are no further shares were available for issuance under the 2007 Plan. Pursuant to the terms of our 2011 Plan and 2011 ESPP, an additional 31,169,984 and 15,584,992 shares were added to the 2011 Plan and 2011 ESPP, respectively, effective January 1, 2013. For additional information concerning the potential increase in the number of shares available for issuance under the 2011 Plan and 2011 ESPP, see the “Executive Compensation—Employee Benefit and Stock Plans—2011 Equity Incentive Plan” section above.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 1, 2013 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Class A common stock, Class B common stock or Class C common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of April 1, 2013. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock, Class B common stock and Class C common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options currently exercisable or exercisable within 60 days of April 1, 2013, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zynga Inc., 699 8th Street, San Francisco, CA 94103.

Name of Beneficial Owner	Shares Beneficially Owned (1)						Total Ownership % (2)	Total Voting % (3)
	Class A		Class B		Class C
	Shares	%	Shares	%	Shares	%
5% Stockholders:
Mark Pincus and related entities (4)	—	—	74,085,846	44.7	20,517,472	100.0	11.9	61.0
KPCB Holdings, Inc., as Nominee (5)	21,000,000	3.5	39,105,918	23.6	—	—	7.6	9.2
Softbank (6)	—	—	24,081,540	14.5	—	—	3.0	5.3
Institutional Venture Partners XII, L.P. (7)	30,821,155	5.1	—	—	—	—	3.9	1.0
Michael Luxton (8)	867,500	*	11,791,568	7.1	—	—	1.6	2.6
Named Executive Officers, and Directors:
Mark Pincus (4)	—	—	74,085,846	44.7	20,517,472	100.0	11.9	61.0
Steven Chiang	542,635	*	66,863	*	—	—	*	*
Barry Cottle	125,000	*	—	—	—	—	*	*
L. John Doerr (9)	21,000,000	3.5	40,759,424	24.6	—	—	7.8	9.6
William “Bing” Gordon (10)	21,000,000	3.5	40,017,036	24.1	—	—	7.7	9.4
Reid Hoffman (11)	—	—	3,896,550	2.4	—	—	*	*
Jeffrey Katzenberg	190,410	*	—	—	—	—	*	*
David Ko (12)	486,014	*	228,519	*	—	—	*	*
Stanley J. Meresman (13)	—	—	70,000	*	—	—	*	*
Sunil Paul	15,369	*	—	—	—	—	*	*
Ellen Siminoff (14)	250,000	*	—	—	—	—	*	*
Owen Van Natta (15)	—	—	2,451,570	1.5	—	—	*	*
Mark Vranesh (16)	859,351	*	697,334	*	—	—	*	*
Jeff Karp	88,025	*	—	—	—	—	*	*
John Schappert	63,136	*	—	—	—	—	*	*
David Wehner	365,031	*	129,733	*	—	—	*	*
All executive officers and directors as a group (18 persons) (17) :	24,399,168	4.0	130,259,525	78.6	20,517,472	100.0	22.1	74.1

*	Represents beneficial ownership of less than one percent (1%) of the applicable class of outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 606,894,493 shares of our Class A common stock, 165,808,221 shares of our Class B common stock and 20,517,472 shares of our Class C common stock outstanding on April 1, 2013, adjusted as required by rules promulgated by the SEC.

(2)	Total ownership percentage represents ownership with respect to all shares of our Class A, Class B and Class C common stock.
(3)

Total voting power percentage represents voting power with respect to all shares of our Class A, Class B and Class C common stock. Each holder of Class C common stock is entitled to seventy votes per share of Class C common stock, each holder of Class B common stock is entitled to seven votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote.

(4)

Consists of (i) 20,517,472 shares of Class C common stock; (ii) 36,352,912 shares of Class B common stock; (iii) 7,200,000 shares of Class B common stock issuable pursuant to stock options exercisable within 60 days of April 1, 2013,1,566,667 shares of which will be unvested; (iv) 2,767,300 shares of Class B common stock held by or jointly with Alison Pincus; and (v) 27,765,634 shares of Class B common stock held by Ogden Enterprises LLC for which Mark Pincus holds shared voting and dispositive power.

(5)

Based on a Schedule 13G filed with the SEC on February 14, 2012 by Kleiner Perkins Caufield & Byers XIII, LLC (“KPCB XIII”). Consists of (i) 21,000,000 shares of Class A common stock and 37,323,908 shares of Class B common stock held by KPCB XIII; (ii) 1,679,723 shares of Class B common stock held by KPCB Digital Growth Fund, LLC; and (iii) 102,287 shares of Class B common stock held by KPCB Digital Growth Founders Fund, LLC. The managing member of KPCB XIII is KPCB XIII Associates, LLC. The managing member for KPCB Digital Growth Fund, LLC and KPCB Digital Growth Founders Fund, LLC is KPCB DGF Associates, LLC. Brook Byers, L. John Doerr, Raymond Lane, Theodore Schlein, William Joy and Mr. Gordon, the managing directors of KPCB DGF Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB Digital Growth Fund, LLC. Brook H. Byers, L. John Doerr, Joseph Lacob, Raymond J. Lane and Theodore E. Schlein, the managing directors of KPCB XIII Associates, LLC, and Mr. Gordon, a member of KPCB XIII Associates, LLC, exercise shared voting and dispositive control over the shares directly held by KPCB XIII. Mr. Gordon, a member of our Board, is a member of KPCB XIII Associates and KPCB DGF Associates and may be deemed to share voting and dispositive power with respect to shares held by KPCB XIII, KPCB Digital Growth Fund, LLC, and KPCB Digital Growth Founders Fund, LLC. KPCB XIII’s address is 2750 Sand Hill Road, Menlo Park, CA 94025.

(6)

Based on a Schedule 13G filed with the SEC on February 14, 2012 by SOFTBANK CORP. (“Softbank”), SB Asia Investments Limited and SoftBank PrinceVille Investments L.P. Softbank’s address is 1-9-1 Higashi-Shimbashi, Minato-Ku, Tokyo 105-7303, Japan.

(7)

Based on a Schedule 13G filed with the SEC on February 13, 2013 by Institutional Venture Partners XII, L.P. Institutional Venture Management XII, LLC (“IVM XII”) serves as the sole General Partner of Institutional Venture Partners XII, L.P. (“IVP XII”), and has sole voting and investment control over the respective shares owned by IVP XII, and may be deemed to own beneficially the shares held by IVP XII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps are Managing Directors of IVM XII and share voting and dispositive power over the shares held by IVP XII. IVP XII’s address is c/o Institutional Venture Partners, 3000 Sand Hill Road, Bldg. 2, Suite 250, Menlo Park, CA 94025.

(8)

Based on a Schedule 13G filed with the SEC on February 14, 2013 by Mr. Luxton. Consists of (i) 867,500 shares of Class A common stock, (ii) 11,599,901 shares of Class B common stock held in community property by Mr. Luxton and his spouse, and (iii) 191,667 shares of Class B common stock subject to options held by Mr. Luxton that are exercisable within 60 days of April 1, 2013.

(9)	Consists of shares listed in footnote (5) above, including 1,653,506 shares of Class B common stock held directly by Mr. Doerr.
(10)	Consists of shares listed in footnote (5) above, including 911,118 shares of Class B common stock held directly by Mr. Gordon.
(11)

Consists of 1,474,432 shares held individually by Mr. Hoffman and 2,422,118 shares held by Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009 for which Mr. Hoffman and his spouse serve as trustees. Mr. Hoffman retains sole voting and dispositive power with respect to the shares held by the trust.

(12)	Includes 168,780 shares of Class B common stock issuable upon vesting of ZSUs within 60 days of April 1, 2013.
(13)

Consists of (i) 40,000 shares held by the Meresman Family Trust U/D/T dated September 13, 1979, for which Mr. Meresman and his spouse serve as trustees and Mr. Meresman retains sole voting and dispositive power and (ii) 30,000 shares held by the Cassie H. Meresman Family Heritage Trust dated June 10, 2011, for which Mr. Meresman serves as trustee and retains sole voting and dispositive power.

(14)	Shares held by the D&E Living Trust. Mrs. Siminoff and her spouse serve as co-trustees and retain voting and dispositive power.
(15)

Includes (i) stock options exerciseable for 2,109,375 shares of Class B common stock issuable within 60 days of April 1, 2013, and (ii) 62,500 shares of Class B common stock issuable upon vesting of ZSUs within 60 days of April 1, 2013.

(16)

Includes (i) 801,892 shares of Class A Common stock held by the Vranesh Family Trust; (ii) 150,000 of Class B common stock held by the Vranesh Family Trust; (iii) 300,000 shares of Class B common stock held by The MAV Annuity Trust; (iv) 80,000 shares of Class B common issuable upon exercise of options that are fully vested and exercisable; and (v) 12,500 shares of Class B common stock issuable upon vesting of ZSUs within 60 days of April 1, 2013.

(17)

Includes (i) 24,399,168 shares of Class A common stock beneficially owned by directors and executive officers; (ii) 130,259,525 shares of Class B common stock beneficially owned by directors and executive officers; (iii) 125,000 shares of Class A common stock issuable pursuant to restricted stock units that will vest within 60 days of April 1, 2013 owned by directors and executive officers; (iv) 282,110 shares of Class B common stock issuable pursuant to restricted stock units that will vest within 60 days of April 1, 2013 owned by directors and executive officers; (v) 16,119,652 shares of Class B common stock issuable pursuant to stock options exerciseable within 60 days of April 1, 2013 owned by directors and executive officers; and (vi) 20,517,472 shares of Class C common stock beneficially owned by directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures

We have adopted a policy regarding transactions between us and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $100,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval, to the extent required by SEC regulations.

Transactions with Related Parties

We have a limited partnership interest in KPCB sFund, LLC, a Delaware limited liability company, whose focus is on venture-backed investments in social networking companies. During 2012, we contributed an aggregate of approximately $100,000 of our commitment to the fund. Certain of our executive officers also made capital subscriptions to KPCB funds, including funds holding our shares of common stock. The managing member of KPCB sFund, LLC is KPCB sFund Associates, LLC, an affiliate of Kleiner Perkins Caufield & Byers. William “Bing” Gordon and L. John Doerr, each a partner of Kleiner Perkins Caufield & Byers, are members of our Board.

We lease office space owned by our CEO. The monthly rent is currently approximately $39,000 per month. We paid our CEO an aggregate of approximately $500,000 during 2012 in connection with this lease.

We paid approximately $300,000 in 2012 to a limited liability company (“LLC”) owned by our CEO to lease an aircraft which we utilized for our CEO’s business travel in 2011. In addition in 2012, we paid approximately $400,000 to a third party aircraft charter service company to charter aircraft for our CEO’s business travel in 2012. The aircraft charter service company is unrelated to us and to our CEO. The aircraft chartered included an aircraft owned by LLC. Our use of the aircraft owned by LLC is not exclusive.

Through December 31, 2012, we had entered into various agreements with LinkedIn Corporation whereby we purchase certain recruiting solutions and services in connection with our talent acquisition needs. We paid LinkedIn approximately $230,000 in 2012 under these agreements. Mr. Hoffman, one of our directors, founded and is the Chairman of and a significant shareholder of LinkedIn. In addition, Mr. Meresman, one of our directors, is a member of the board of directors of LinkedIn.

Through December 31, 2012, we had entered into various agreements with Morgan Stanley whereby we purchase various services, including, but not limited to, maintaining our line of credit, administering our employee stock plans, executing our stock repurchase plan and managing our investment assets. We paid Morgan Stanley approximately $3.2 million in 2012 under these agreements. During 2012, Morgan Stanley was a beneficial owner of more than 5% of our Class A common stock. On February 13, 2013, Morgan Stanley filed a Schedule 13G with the SEC indicating that they no longer held more than 5% of our Class A common stock.

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and our amended and restated certificate of incorporation and Bylaws provide for indemnification of each of our directors and executive officers to the fullest extent permitted by Delaware law.

Employment Related Arrangements

Compensation arrangements for our directors and named executive officers are described above under the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement.

We have entered into offer letter agreements with our executive officers. For more information regarding certain of these agreements, see the section titled “Executive Compensation—Compensation Discussion and Analysis—Offer Letter Agreements.”

We have entered into change of control arrangements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control.”

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

ANNUAL REPORT TO STOCKHOLDERS

Our 2012 Annual Report has been mailed to shareholders and posted on our corporate website at company.zynga.com. The Company will provide, without charge, a copy of our 2012 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests can be made by writing to Zynga Investor Relations Department at 699 8th Street, San Francisco, California 94103.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. You can make an online request by visiting our investor relations website at http://investor.zynga.com/contactus.cfm or by contacting Zynga Investor Relations Department by mail at 699 8th Street, San Francisco, California 94103. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Reginald D. Davis

Executive Vice President, General Counsel and Secretary

April 25, 2013

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2012 is available by contacting our Investor Relations Department by mail at 699 8th Street, San Francisco, California 94103.

ANNUAL MEETING OF STOCKHOLDERS OF

ZYNGA INC.

June 4, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM ET on Monday, June 3, 2013.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. Information on attending the Annual Meeting, including directions, may be found at http://investor.zynga.com/events.cfm

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17382

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

¢ 2093300000000000000 0	060413

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the Board’s nine (9) nominees for director to serve until the next annual meeting:				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: m Mark Pincus m L. John Doerr m William “Bing” Gordon m Reid Hoffman m Jeffrey Katzenberg m Stanley J. Meresman m Sunil Paul m Ellen Siminoff m Owen Van Natta		2. To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
				3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2013.	☐	☐	☐
Note: The stockholders may conduct such other business as may properly come before the meeting or any adjournment thereof

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ZYNGA INC.

Proxy for Annual Meeting of Stockholders on June 4, 2013

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Reginald D. Davis and Mark Vranesh, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Zynga Inc., to be held on Tuesday, June 4, 2013 at 10:00 a.m. local time, at the San Francisco Marriott Marquis, 55 Fourth Street, San Francisco, CA 94103, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢